SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Twist Bioscience Corporation

(Name of Registrant as Specified In Its Charter)

N/A

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TWIST BIOSCIENCE CORPORATION

681 Gateway Boulevard

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 3, 2021

You are cordially invited to attend an annual meeting of stockholders (the “Annual Meeting”) of Twist Bioscience Corporation (the “Company”) that will be held on February 3, 2021, at 8:00 am Pacific Standard Time for the following purposes:

1.	To elect three Class III directors of our Board of Directors to serve for the ensuing three years and until their successors are elected and qualified or until their earlier resignation or removal;

2.

To approve, on a non-binding and advisory basis, a resolution approving the compensation of our Named Executive Officers, as described in the accompanying Proxy Statement under “Executive Compensation”;

3.	To select, on a non-binding and advisory basis, the frequency of future advisory stockholder votes on the compensation of our Named Executive Officers;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021; and

5.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Due to concerns relating to the coronavirus outbreak (COVID-19), and to support the health and well-being of our shareholders, the Company will have a virtual only annual meeting of stockholders in 2021, conducted exclusively via live audiocast at www.virtualshareholdermeeting.com/TWST2021. There will not be a physical location for our Annual Meeting and you will not be able to attend the meeting in person.

You can find more information about each of these items, including the nominees for directors, in the proxy statement accompanying this notice. The record date for the Annual Meeting is December 31, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof. This notice of annual meeting of stockholders and accompanying proxy statement and form of proxy are first being mailed to stockholders on or about January 7, 2021.

The Board of Directors recommends that you vote in favor of each of the nominees for director (proposal 1), in favor of proposals 2 and 4 and for “1 Year” for the frequency for future non-binding advisory stockholder votes on the compensation of our Named Executive Officers (proposal 3), each as named or outlined in the proxy statement accompanying this notice.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the internet. This proxy statement and our 2020 Annual Report are available at www.proxyvote.com.

You are cordially invited to attend the Annual Meeting via live audiocast. Whether or not you expect to virtually attend the Annual Meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the internet or by returning the enclosed proxy card. Even if you have voted by proxy, you may still vote via live audiocast if you virtually attend the Annual Meeting by going to www.virtualshareholdermeeting.com/TWST2021 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, you may vote and ask questions by following the instructions available on the meeting website.

You are encouraged to log in to this website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By order of the board of directors,

Emily M. Leproust, Ph.D.

President and Chief Executive Officer

South San Francisco, California

January 7, 2021

* YOUR VOTE IS IMPORTANT SO PLEASE ACT TODAY! *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF TWIST BIOSCIENCE CORPORATION

TO BE HELD ON FEBRUARY 3, 2021

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

- i -

ABOUT THE COMPANY	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

PROPOSAL 1 - ELECTION OF DIRECTORS	7

Nominees for Class III Directors	7

Continuing Directors	8

Director Compensation	10

Required Vote	12

CORPORATE GOVERNANCE	13

Board Composition	13

Board and Committee Meetings	13

Attendance at Annual Meeting	13

Director Independence	13

Committees of the Board	13

Report of the Audit Committee	16

Policies and Procedures for Related Party Transactions	16

Code of Conduct	17

Delinquent Section 16(a) Reports	18

EXECUTIVE COMPENSATION	19

Executive Officers	19

Executive Compensation	20

Compensation Discussion and Analysis	20

Compensation Committee Report	40

Compensation Committee Interlocks and Insider Participation	40

Summary Compensation Table	41

Grants of Plan-Based Awards in Fiscal 2020	43

Outstanding Equity Awards as of September 30, 2020	44

Option Exercises and Stock Vested in Fiscal 2020	46

Equity Compensation Plan Information	47

Employment Agreements	47

Potential Payments upon Termination or Change in Control	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50

PROPOSAL 2 - NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	52

PROPOSAL 3 - NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	53

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54

Principal Accountant Fees and Services	54

Pre-Approval Policy	54

WHERE YOU CAN FIND MORE INFORMATION	56

FORM 10-K	56

OTHER MATTERS	56

- ii -

TWIST BIOSCIENCE CORPORATION

681 Gateway Boulevard

South San Francisco, California 94080

PROXY STATEMENT FOR THE

2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 8:00 AM PACIFIC STANDARD TIME ON FEBRUARY 3, 2021

The board of directors (the “Board”) of Twist Bioscience Corporation, a Delaware corporation (the “Company” “Twist,” “we,” “us” and “our”), is soliciting your proxy to vote at the 2021 annual meeting of stockholders (the “Annual Meeting”) of the Company to be held exclusively via live audiocast at www.virtualshareholdermeeting.com/TWST2021 on February 3, 2021, at 8:00 am Pacific Standard Time, including at any adjournment(s) or postponement(s) of the Annual Meeting. In light of the public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Annual Meeting will be held in a virtual meeting format only. You are invited to attend and vote your shares electronically at the Annual Meeting and submit questions by following the instructions available on the meeting website.

You are encouraged to log in to the website above before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.

We mailed copies of the proxy materials, which include this proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, to stockholders beginning on or about January 7, 2021. You do not need to attend the Annual Meeting via live audiocast to vote your shares. Instead, you may simply vote your shares by proxy via the internet or by completing, signing and returning the enclosed proxy card.

QUESTIONS AND ANSWERS

Why have I received these materials? The Board is soliciting proxies to vote at the Annual Meeting to be held on February 3, 2021 at 8:00 am Pacific Standard Time. You are receiving this proxy statement and proxy card from us because you owned shares of our common stock on December 31, 2020, which we refer to as the record date. As a stockholder of record as of the record date, you are invited to attend the Annual Meeting via live audiocast and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply vote your shares by proxy via the internet or by completing, signing and returning the enclosed proxy card.

How do I attend the Annual Meeting? The Annual Meeting will be held on February 3, 2021 at 8:00 am Pacific Standard Time exclusively via live audiocast at www.virtualshareholdermeeting.com/TWST2021 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, you may vote and ask questions by following the instructions available on the meeting website. You are encouraged to log in to this website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.

Who may vote? You are entitled to vote if our records show that you held one or more shares of the Company’s common stock at the close of business on December 31, 2020, the record date. At that time, there were 48,616,157 shares of common stock outstanding and entitled to vote, and approximately 54 holders of record. Each share entitles you to one vote at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, a “stockholder of record.”

You are a beneficial owner if at the close of business on the record date your shares were held by a broker, bank, trustee or nominee and not in your name. Being a beneficial owner means that your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares by following the voting instructions your broker, bank, trustee or nominee provides. If you do not provide your broker, bank, trustee or nominee with instructions on how to vote your shares, your broker, bank, trustee or nominee will not be able to vote your shares with respect to any of the proposals, except for routine proposals as described below.

What am I voting on? There are four matters scheduled for a vote and for which we are soliciting your proxy:

1.	The election of three Class III directors to serve on our Board for the ensuing three years and until their successors are elected and qualified or until their earlier resignation or removal;

2.	A non-binding and advisory resolution approving the compensation of our Named Executive Officers, as described in this Proxy Statement under “Executive Compensation”;

3.	A non-binding and advisory resolution on the frequency of future advisory stockholder votes on the compensation of our Named Executive Officers; and

4.	The ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2021.

You may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee(s) you specify. You may vote “FOR” or “AGAINST” proposals 2 or 4 or abstain from voting. With respect to proposal 3, you may vote for “1 Year”, “2 Years” or “3 Years”, or abstain from voting.

The Board recommends a vote FOR each nominee for director (proposal 1), FOR proposals 2 and 4, and for “1 Year” for the frequency for future non-binding advisory stockholder votes on the compensation of our Named Executive Officers (proposal 3).

How do I vote if I am a stockholder of record? If you were a holder of record of our common stock on December 31, 2020, the record date for the Annual Meeting, you may use the following methods to vote your shares at the Annual Meeting:

•

By Mail. You may vote by completing, signing, dating and returning your paper proxy in the accompanying postage prepaid envelope. Please allow sufficient time for us to receive your proxy card if you decide to vote by mail.

•

Via the Internet. You can vote your shares via the internet by following the instructions in the enclosed proxy card. The internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the internet, you do not need to mail a proxy card.

•

Virtually at the Annual Meeting. If you virtually attend the meeting, you may vote by going to www.virtualshareholdermeeting.com/TWST2021 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, which will be held as a live audio webcast, you may vote and ask questions by following the instructions available on the meeting website. You are encouraged to log in to this website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.

How do I vote if I hold my shares in street name? If on the record date of December 31, 2020, your shares were held in a stock brokerage account or by a bank or other stockholder of record, you may use the following methods to vote your shares at the Annual Meeting:

•

By Mail or via the Internet. You should receive instructions from your bank, broker or other nominee explaining how to vote your shares by mail or via the internet. If you wish to vote your shares by mail or via the internet, you should follow those instructions.

•	Virtually at the Annual Meeting. If you attend the meeting virtually, you will need to follow the instructions included on your broker-provided notice or proxy card.

If you do not provide instructions with your proxy, your bank, broker, or other nominee (collectively referred to as a “broker”) will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021 (proposal 4) because that is deemed to be a routine matter, but the broker could not vote your shares for proposal 1, the election of the Class III directors, proposal 2, the non-binding and advisory resolution approving the compensation of our Named Executive Officers, as described in the Proxy Statement under “Executive Compensation,” or proposal 3, the non-binding advisory resolution on the frequency of future advisory stockholder votes on the compensation of our Named Executive Officers on the agenda at the Annual Meeting.

If you do not provide voting instructions to your broker and the broker has delivered a proxy card indicating that it does not have discretionary authority to vote on a particular proposal, your shares will be considered as “broker non-votes” with regards to that proposal. Broker non-votes will be counted for the purpose of determining the existence of a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

How are votes counted? Votes will be counted by the inspector of election appointed by the Board for the meeting, who will separately count “FOR” and “WITHHOLD” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.

With respect to proposals 2 and 4, below, the inspector of election will separately count “FOR,” “AGAINST” or “ABSTAIN” votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote totals for proposals 2 and 4.

With respect to proposal 3, below, the inspector of election will separately count “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total for proposal 3.

How many votes are needed to approve each of the proposals? Provided that a quorum is present, approval of the proposals described in this proxy statement will require the following affirmative votes (among votes properly cast virtually or by proxy):

•	Proposal 1 – Election of our three nominees for Class III directors. The three nominees receiving the most “FOR” votes will be elected.

•

Proposal 2 – Non-binding and advisory resolution approving the compensation of our Named Executive Officers, as described in the Proxy Statement under “Executive Compensation.” This proposal will be approved if the holders of a majority of votes cast affirmatively or negatively vote “FOR” the proposal.

•

Proposal 3 – Non-binding and advisory resolution on the frequency of the advisory stockholder vote on the compensation of our Named Executive Officers. The frequency period receiving the most “FOR” votes will be recommended to the Board.

•

Proposal 4 – Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for our fiscal year ending September 30, 2021. This proposal will approved if the holders of a majority of votes cast affirmatively or negatively vote “FOR” the proposal.

What is the effect of abstentions? Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and will have no impact for purposes of determining the approval of each of the proposals submitted to the stockholders for a vote.

A summary of the voting provisions, provided a valid quorum is present or represented at the Annual Meeting, for the matters described in “What am I voting on?”, “How are votes counted?”, “How many votes are needed to approve each of the proposals?” and “What is the effect of abstentions?” is as follows:

Proposal No.	Vote	Board Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes

1	Election of Director Nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you if you do not provide instructions to your broker.	No	Plurality	No impact	No impact

2	Non-binding and advisory resolution approving the compensation of our Named Executive Officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you if you do not provide instructions to your broker if you do not provide instructions to your broker.	No	Majority of votes cast affirmatively or negatively	No impact	No impact

3	Non-binding and advisory resolution on the frequency of the advisory stockholder vote on the compensation of our Named Executive Officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you if you do not provide instructions to your broker.	No	Plurality	No impact	No impact

Proposal No.	Vote	Board Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes

4	Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Yes	Majority of votes cast affirmatively or negatively	No impact	Broker has the discretion to vote

How will the Company representative proxy holders vote for me? Emily M. Leproust, Ph.D. and Mark Daniels, the latter who serves as our Senior Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer and Secretary, or anyone else that they choose as their substitutes, have been appointed by the Board of Directors as proxy holders to vote in your place as your proxies at the Annual Meeting. The proxy holders will vote your shares as you instruct them. If you sign, date and return the enclosed proxy card and do not indicate how you want your shares voted, the proxy holders will vote as our Board recommends. If there is an interruption or adjournment of the Annual Meeting before the agenda is completed, the proxy holders may still vote your shares when the meeting resumes. If a broker holds your common stock, they will ask you for instructions and instruct the proxy holders to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting virtually at the Annual Meeting. The later submitted vote will be recorded and the earlier vote revoked. You also may revoke your proxy by sending a notice of revocation to our Chief Legal Officer, Mark Daniels, which must be received prior to the Annual Meeting. If your shares are held by your broker, you should follow the instructions provided by your broker.

What constitutes a quorum for purposes of the Annual Meeting? To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the record date, are represented virtually or by proxy. Based on the number of shares of our common stock outstanding as of the record date, 24,308,079 shares of our common stock must be represented virtually or by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote virtually at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum at the Annual Meeting, our stockholders may adjourn the meeting.

Who pays for this solicitation? Twist will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies virtually or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. We do not expect to, but have the option to, retain a proxy solicitor.

What does it mean if I receive multiple proxy cards? If you receive more than one proxy card, it means that your shares are registered in more than one name or are registered in different accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

What happens when two stockholders share the same address? We may satisfy the Securities and Exchange Commission (“SEC”) rules regarding delivery of proxy statements by delivering a single proxy statement to an address shared by two or more of our stockholders. This delivery method is known as “householding” and can result in meaningful cost savings for us. To take advantage of this opportunity, we may deliver only one proxy statement to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above or call us at (800) 719-0671 to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement either now or in the future, please contact us.

What happens if other business not discussed in this proxy statement comes before the meeting? The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the proxy holders will use their discretion in casting all of the votes that they are entitled to cast.

How can I find out the results of the voting at the Annual Meeting? We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals due for next year’s annual meeting of the stockholders? Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2022 annual meeting of stockholders, we must receive the proposal at our executive offices at 681 Gateway Boulevard, South San Francisco, California 94080 by September 9, 2021.

Under our bylaws, a stockholder who wishes to present a proposal, including director nominations, before an annual meeting of stockholders but does not intend for the proposal to be included in our proxy statement must provide notice of its proposal not earlier than October 6, 2021 and not later than November 5, 2021. In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, the deadline will instead the later than the close of business on the 90th day prior to such annual meeting or the close of business on the 10th day following the first public disclosure of the 2022 annual meeting date. The notice and proposal should be addressed to the attention of our Secretary at our executive officers at the address listed on the cover of this proxy statement, and we suggest that it be sent by certified mail, return receipt requested.

Any proposal that you submit must comply with our bylaws and SEC rules.

Whom can I contact for further information? If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Chief Legal Officer, Mark Daniels, at (800) 719-0671.

PROPOSAL 1 - ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation and bylaws, our Board is divided into three classes with staggered three-year terms. The total number of authorized directors on our Board is currently fixed at nine. The terms of such Class III directors will expire at the annual meeting of stockholders to be held in 2024.

There are three nominees for Class III director at the Annual Meeting, Emily M. Leproust, Ph.D., William Banyai, Ph.D. and Robert Chess. Stockholders cannot submit proxies voting for a greater number of persons than the three nominees named in this Proposal 1. Each director to be elected will hold office until the annual meeting of stockholders to be held in 2024 and until his or her successor is elected and qualified or until the director’s death, retirement, resignation or removal. Each nominee is currently a director of the Company and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Nominees for Class III Directors

Name	Age	Class	Position

Emily M. Leproust, Ph.D.	47	III	Chair of the Board, President and Chief Executive Officer

William Banyai, Ph.D.	66	III	Senior Vice President of Advanced Development and General Manager of Data Storage

Robert Chess	63	III	Lead Independent Director, Compensation Committee Member and Nominating and Corporate Governance Committee Chair

Emily M. Leproust, Ph.D., age 47, has served as our President and Chief Executive Officer and as a member of our board of directors since April 2013 and as the Chair of our board of directors since October 2018. Prior to co-founding Twist, Dr. Leproust served in various positions at Agilent most recently as its Director, Applications and Chemistry R&D from February 2009 to April 2013. Dr. Leproust holds a M.Sc. in Industrial Chemistry from the Lyon School of Industrial Chemistry and a Ph.D. in Organic Chemistry from the University of Houston.

Our board of directors believes that Dr. Leproust is qualified to serve as a director because of her operational and historical expertise gained from serving as our President and Chief Executive Officer, and her extensive professional and educational experience in the biotechnology industry.

William Banyai, Ph.D., age 66, has served as our Senior Vice President of Advanced Development and General Manager of Data Storage since January 2020 and previously served as our Chief Operating Officer from April 2013 to December 2019. He has been a member of our board of directors since April 2013. Prior to co-founding Twist, from April 2006 to March 2013, Dr. Banyai was the Vice President of Hardware Engineering at Complete Genomics Inc., a life sciences company that developed and commercialized a platform for sequencing and analyzing human genomes. Dr. Banyai was also previously a director at Glimmerglass Networks, a supplier of SDN enabled Intelligent Optical Switching and Optical Network Management solutions. Dr. Banyai holds a B.S. in Physics and an M.S. in Electrical Science from the University of Michigan, an Engineer of Electrical Engineering degree from the University of Southern California and a Ph.D. in Optical Science from the University of Arizona.

Our board of directors believes that Dr. Banyai’s experience as our Senior Vice President of Advanced Development and General Manager of Data Storage and extensive executive and professional experience in the biotechnology industry, as well as his previous director experience and expertise in corporate governance, qualify him to serve as a director.

Robert Chess, age 63, has served on our board of directors since July 2014, and as our lead independent director since October 2018. Mr. Chess is Chairman of the board of directors of Nektar Therapeutics, a publicly traded therapeutics company. He has served on the board of Nektar Therapeutics as either CEO and/or Chairman since 1992 and has held the Chairman position since 1999. Mr. Chess has also previously served on the board of directors of Pharsight Corp., a publicly traded company that provided software and scientific consulting services to pharmaceutical and biotechnology companies prior to its acquisition, and CoTherix, Inc., a publicly traded biopharmaceutical company prior to its acquisition. Mr. Chess currently serves as a lecturer at the Stanford Graduate School of Business, a position he has held since 2004. Mr. Chess holds a B.S. in Engineering with Honors from the California Institute of Technology and an M.B.A. from Harvard University.

Our board of directors believes that Mr. Chess brings extensive board and executive experience managing the operations of biotechnology companies, and his service on a number of public company boards provides important industry and corporate governance experience, which qualifies him to serve as one of our directors.

Continuing Directors

Name	Age	Class(1)	Position

Nelson Chan	59	I	Nominating and Corporate Governance Committee Member

Xiaoying Mai	33	I	Audit Committee Member

Robert Ragusa	61	I	Audit Committee Member and Compensation Committee Member

Nicolas Barthelemy	55	II	Audit Committee Member and Compensation Committee Chair

Keith Crandell	60	II	Compensation Committee Member and Nominating and Corporate Governance Committee Member

Jan Johannessen	64	II	Audit Committee Chair and Nominating and Corporate Governance Committee Member

(1)	The terms of Class I directors will expire at the 2022 annual meeting. The terms of Class II directors will expire at the 2023 annual meeting.

Nelson C. Chan, age 59, has served on our board of directors since May 2019. From 2006 until 2008, Mr. Chan served as Chief Executive Officer of Magellan Navigation, Inc., a leader in the consumer, survey, GIS and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan held various senior management positions at SanDisk Corporation, a leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chip and Technologies, Signetics, and Delco Electronics. Mr. Chan is Chairman of the board of Synaptics Incorporated, a developer of custom-designed human interface solutions and is also a director and a member of the Audit Committee of Deckers Outdoor Corporation. Mr. Chan previously served as Chairman of the Board of Directors of Adesto Technologies Corporation, a leading provider of innovative application specific to semiconductors and embedded systems for the IoT until June 2020 when it was acquired by Dialog Semiconductor and as a director of Affymetrix, a genetic analysis company from 2010 until it was acquired in 2016 by Thermo Fisher. He also served as a director of Outerwall from 2011 (and serving as Chairman of the board from 2013) until it was acquired in September 2016 by Apollo Global Management, a private equity firm. He also served as a director of Socket Mobile from 2016 until 2019, and as a director of Silicon Laboratories, Inc. from 2007 until 2010. Mr. Chan also currently serves as a member of the board of several privately-held companies. Mr. Chan holds a B.S. degree in electrical and computer engineering from the University of California at Santa Barbara and a M.B.A. from Santa Clara University.

Our board believes that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple public and private companies provide the requisite qualifications, skills, perspectives, and experiences that qualify him to serve on our board.

Xiaoying Mai, age 33, has served on our board of directors since July 2018. Ms. Mai is an Investment Director of GF Xinde Investment Management Co. Ltd, a venture capital investment firm based in China that specializes in investing in biotechnology companies, a position she has held since June 2015. Ms. Mai previously served as a financial manager for Guangfa Securities Co., Ltd, a publicly listed company in Hong Kong from December 2012 to June 2015, where she specialized in preparing financial information for public disclosure and tax management. Ms. Mai has also served as a member of the IPSAS program-international public sector accounting standard and worked with the United Nations in 2011. Ms. Mai holds a B.A. in Business Management from the Guangdong University of Foreign Studies and a M.A. in accountancy from George Washington University.

Our board of directors believes that Ms. Mai brings extensive experience in the biotechnology industry and her experience with the Asian markets will help us to expand into such markets, which qualifies her to serve as one of our directors.

Robert Ragusa, age 61, has served on our board of directors since November 2016. Mr. Ragusa is currently the Senior Vice President, Global Quality and Operations, at Illumina, Inc., a strategic commercial partner of Twist and a publicly traded corporation, where he has worked since December 2013. Prior to joining Illumina, Inc., from April 2010 to November 2013, Mr. Ragusa was Executive Vice President, Global Operations and Service at Accuray Incorporated, a radiation oncology company that develops, manufactures, sells and supports cancer treatment solutions. Mr. Ragusa holds a B.S. in Biomedical and Electrical Engineering and an M.B.A. from the University of Connecticut, and an M.S. in Biomedical and Electrical Engineering from Carnegie-Mellon University.

Our board of directors believes that Mr. Ragusa brings extensive experience in important ecosystem partners and managing operations of large public companies, and this, in addition to his education in biotechnology, finance and management, qualifies him to serve as one of our directors.

Nicolas M. Barthelemy, age 55, has served as a member of our board of directors since October 2019. Mr. Barthelemy brings over 25 years of industry experience to Twist. From September 2014 to February 2017, Mr. Barthelemy served as the President and Chief Executive Officer of Biotheranostics, Inc., a molecular diagnostics company. Previously, he served as President, Global Commercial Operations at Life Technologies Corporation, a global life sciences company, which was acquired by Thermo Fisher Scientific Inc. in February 2014. Before Life Technologies, Mr. Barthelemy was with Biogen Inc., a biotechnology company, most recently as Vice President, Manufacturing. He began his career with Merck & Co., Inc., a pharmaceutical company, as Project Engineer, Vaccine Technology. Mr. Barthelemy currently serves as an advisor to Warburg Pincus, a private equity firm, in addition to serving as a member of the boards of directors of the following publicly traded companies: Fluidigm Corporation, Repligen Corporation, and 908 Devices Inc. He is also a Director at Biocare Medical, LLC, a private company. Mr. Barthelemy received an M.S. in chemical engineering from the University of California, Berkeley, and an engineering degree from the Ecole Superieure de Physique et Chimie Industrielles, Paris.

Our board of directors believes that Mr. Barthelemy’s extensive experience in manufacturing, distributing and commercializing life science instruments, reagents and services, his knowledge of the research and clinical markets as well as his relevant director experience qualify him to serve as one of our directors.

Keith Crandell, age 60, has served on our board of directors since October 2013. Mr. Crandell has been the Managing Director of ARCH Venture Corporation, a venture capital firm focused on early-stage technology companies, since 1987. Mr. Crandell is a director of several private companies and he also serves on the board of directors of Quanterix, a publicly traded life science instrument company and 908 Devices Inc., a publicly traded company specializing in measurement devices for chemical and biochemical analysis. Mr. Crandell previously served as a member of the Board of Directors of Adesto Technologies Corporation. Mr. Crandell holds a B.S. in Chemistry and Mathematics from St. Lawrence University, an M.S. in Chemistry from the University of Texas, Arlington, and an M.B.A. from the University of Chicago.

Our board of directors believes that Mr. Crandell brings extensive experience in the technology industry and that his service on a number of boards provides an important perspective on operations, finance and corporate governance matters, which qualifies him to serve as one of our directors.

Jan Johannessen, age 64, has served on our board of directors since October 2018. Mr. Johannessen currently serves as an advisor to iGlobe Partners, a venture capital company. Mr. Johannessen served as Chief Operating Officer and Secretary at Conexant Systems, LLC, a semiconductor company, from May 2013 to August 2017 and also served as its Chief Financial Officer from May 2013 to May 2016 and as its Chief Executive Officer from May 2016 to August 2017. Mr. Johannessen served as Chief Financial Officer and Secretary at REC Silicon ASA, a company listed on the Oslo stock exchange from August 2008 to May 2013. He served as Interim Chief Executive Officer and President at Lattice Semiconductor Corporation, a publicly traded company, from May 2008 to August 2008 and as Chief Financial Officer and Secretary at Lattice Semiconductor Corporation from December 2003 to May 2008. Mr. Johannessen holds a B.S. in Business from the University of Houston, and a MBA in International Business from Arizona State University.

Our board of directors believes that Mr. Johannessen brings extensive executive experience in the technology industry and financial and accounting expertise, which qualifies him to serve as one of our directors.

Director Compensation

The following table sets forth certain information regarding the compensation of our non-employee directors for the fiscal year ended September 30, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option awards(2) ($)	All Other Compensation	Total ($)
Nicolas Barthelemy	48,822	36,994(3)	424,708(4)	-	510,524
Nelson C. Chan	45,000	156,937(5)	84,720(6)	-	286,657
Robert Chess	75,000	36,994(3)	84,720(6)	-	196,714
Keith Crandell	58,000	36,994(3)	84,720(6)	-	179,714
Jan Johannessen	61,000	36,994(3)	84,720(6)	-	182,714
Xiaoying Mai	47,000	—	—	-	47,000
Robert Ragusa	52,000	36,994(3)	84,720(6)	-	173,714

–

(1)

The amounts reported in this column reflect the aggregate grant date fair value for financial statement reporting purposes of restricted stock units granted during the fiscal year ended September 30, 2020 as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). These amounts reflect our accounting expense for these restricted stock units and do not represent the actual economic value that may be realized by each non-employee director. There can be no assurance that these amounts will ever be realized. For information on the assumptions used in valuing these awards, refer to Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

(2)

The amounts reported in this column reflect the aggregate grant date fair value for financial statement reporting purposes of stock options granted during the fiscal year ended September 30, 2020 as determined in accordance with FASB ASC Topic 718. These amounts reflect our accounting expense for these stock options and do not represent the actual economic value that may be realized by each non-employee director. There can be no assurance that these amounts will ever be realized. For information on the assumptions used in valuing these options, refer to Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

(3)

This represents the grant date aggregate fair value of 1,412 restricted stock unit awards (“RSU awards”) granted on February 4, 2020, 100% of which vests on the earlier of (i) the one-year anniversary of the date of the grant and (ii) the date of the Company’s first annual meeting of stockholders following the date of the grant each subject to the non-employee director’s continuous service through the vesting date.

(4)

This represents the grant date aggregate fair value of (i) an option to purchase 14,573 shares of common stock granted on October 24, 2019 with an exercise price of $23.33 per share, which is subject to a 3-year vesting schedule with 1/3 of the shares vesting on October 24, 2020 and on each annual anniversary thereafter, and (ii) an option to purchase 5,648 shares of common stock granted on February 4, 2020 with an exercise price of $26.20 per share, which will vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of our first annual meeting of stockholders following the date of grant, subject to the non-employee director’s continuous service through the vesting date. Both options have a term of ten years.

(5)

This represents the grant date aggregate fair value of (i) 1,412 RSU awards granted on February 4, 2020, 100% of which vests on the earlier of (a) the one-year anniversary of the date of the grant and (b) the date of the Company’s first annual meeting of stockholders following the date of the grant, and (ii) 1,805 RSU awards granted on August 5, 2020, of which 214 RSU awards vest on each quarterly anniversary after August 10, 2019 and the final 93 RSU awards vest on November 10, 2021, each subject to the non-employee director’s continuous service through the vesting date.

(6)

This represents the grant date fair value of an option to purchase 5,648 shares of common stock granted on February 4, 2020 with an exercise price of $26.20 per share. The option grant will vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of our first annual meeting of stockholders following the date of grant, subject to the non-employee director’s continuous service through the vesting date. The option has a term of ten years.

Our non-employee director compensation policy is designed to provide the appropriate amount and form of compensation to our non-employee directors. Under this policy, we will pay our non-employee directors a cash retainer for service on the board of directors and an additional cash retainer for service on each committee on which the director is a member, which will be paid quarterly in arrears. The chair of each committee will receive higher retainers for such service. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Retainer	Chair or Lead Director Annual Retainer
Board of Directors	$40,000	$60,000
Audit Committee	7,000	16,000
Compensation Committee	5,000	13,000
Nominating and Corporate Governance Committee	5,000	10,000

In addition, each non-employee director elected to our board of directors will, upon the date of his or her initial election or appointment to be a non-employee director, be granted an option to purchase a number of shares of common stock having a grant date fair value of $340,000. One-third of the shares subject to such initial option grant will vest on each anniversary of the date of grant, subject to the director providing service through each vesting date. Further, at the close of business on the date of each annual stockholder meeting, each person who is currently and has been a non-employee director for at least three months will be granted additional equity awards using an aggregate cash value target of $185,000. These annual equity awards will be comprised of a mix of restricted stock units and stock options for a number of shares of common stock equal to $37,000 divided by the closing price of our common stock on the date of grant, and $148,000 divided by one-half of the closing price of our common stock on the date of grant, respectively. 100% of the shares subject to such annual option grant will vest in full on the earlier of the one-year anniversary of the grant date and the next annual stockholder meeting, subject to the director providing service through the vesting date. All stock option awards to non-employee directors are made pursuant to the 2018 Plan. Notwithstanding the foregoing vesting schedules, if such director remains a service provider until immediately prior to the closing of a “change in control” (as defined in the applicable equity plan), the shares subject to his or her then-outstanding stock option that was granted pursuant to the non-employee director compensation policy will become fully vested immediately prior to the closing of the change in control.

We will also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.

The non-employee director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as Class III Directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our Board and the nominating and corporate governance committee. Under applicable rules, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the three nominees in this proposal 1 if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE NAMED IN PROPOSAL 1.

CORPORATE GOVERNANCE

Board Composition

Our board of directors is currently comprised of nine members. Our amended and restated bylaws permit our board of directors to establish by resolution the authorized number of directors, and ten directors are currently authorized, seven of whom qualify as “independent” under the listing standards of the Nasdaq Stock Market. Our board of directors has appointed Dr. Leproust to serve as Chair of our board of directors and Mr. Chess to serve as our lead independent director.

Our board of directors is divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes of directors continuing for the remainder of their respective three-year terms. Upon the expiration of the term of a class of directors, a director in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our directors are divided among the three classes as follows:

•	the Class III directors are currently Drs. Leproust and Banyai and Mr. Chess, and their terms will expire at the Annual Meeting;

•	the Class I directors are currently Messrs. Chan and Ragusa and Ms. Mai, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•	the Class II directors are currently Messrs. Barthelemy, Crandell and Johannessen, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Board and Committee Meetings

Our board held eight meetings during the fiscal year ended September 30, 2020. The number of meetings held by each of the standing committees of our board are provided below. All directors attended at least 75% of the meetings of the board and the committees on which he or she served.

Attendance at Annual Meeting

Although we do not have a formal policy regarding attendance by members of the board at our annual meeting of stockholders, directors are encouraged to attend the annual meetings. Eight of our directors attended our 2020 annual meeting of stockholders.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based on information provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that each of Messrs. Barthelemy, Chan, Chess, Crandell, Ragusa and Johannessen and Ms. Mai do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described above in this section.

Committees of the Board

Our board has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Audit Committee

Our audit committee is comprised of Messrs. Barthelemy, Ragusa and Johannessen and Ms. Mai, each of whom is a non-employee member of our board of directors, with Mr. Johannessen serving as audit committee chair. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the current listing standards of the Nasdaq Stock Market and SEC rules and regulations, including Rule 10A-3. Our board of directors has also determined that Mr. Johannessen is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act. This designation is a disclosure requirement of the SEC and does not impose upon Mr. Johannessen any duties, obligations, or liabilities greater than that which would otherwise be imposed by virtue of his membership on the board or the audit committee. In addition, this designation does not affect the duties, obligations, or liabilities of any other director or audit committee member.

Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	reviewing our policies on risk assessment and risk management;

•	approving all audit and all permissible non-audit services, to be performed by the independent registered public accounting firm; and

•	reviewing the audit committee report required by SEC rules to be included in our annual proxy statement.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market, and which is available on the investor relations section of our website at www.twistbioscience.com. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee held six meetings in the fiscal year ended September 30, 2020.

Compensation Committee

Our compensation committee is comprised of Messrs. Barthelemy, Chess, Crandell and Ragusa, each of whom is a non-employee member of our board of directors, with Mr. Barthelemy serving as compensation committee chair. Our board of directors has determined that each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and each member meets the requirements for independence under the listing standards of the Nasdaq Stock Market and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our chief executive officer and other executive officers;

•	reviewing the compensation paid to our directors and making recommendations to our board of directors;

•	reviewing, adopting, amending, and administering our equity incentive plans and granting awards to eligible persons and determining the terms of such awards;

•	reviewing, approving, amending, and terminating any change in control, severance or termination agreement, plan or arrangement for our executive officers;

•

reviewing in conjunction with the nominating and corporate governance committee, succession planning for our chief executive officer and other executive officers and evaluating potential successors; and

•	assessing whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Our compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market, and which is available on the investor relations section of our website at www.twistbioscience.com. Our compensation committee held six meetings in the fiscal year ended September 30, 2020.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chan, Chess, Crandell and Johannessen, each of whom is a non-employee member of our board of directors, with Mr. Chess serving as the nominating and corporate governance committee chair. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the Nasdaq Stock Market and SEC rules and regulations.

Our nominating and corporate governance committee is responsible for, among other things:

•

identifying, evaluating and making recommendations to our board of directors regarding, nominees for election to our board of directors, and individuals to fill any vacancies on our board of directors, between meetings of our stockholders at which directors are to be elected;

•	identifying, evaluating and making recommendations to our board of directors regarding the chairmanship and membership of each of its committees;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	assessing the effectiveness of any diversity policy our board of directors may determine to implement;

•	reviewing in conjunction with the compensation committee, succession planning for our chief executive officer and other executive officers and evaluating potential successors; and

•	reviewing and assessing the adequacy of our corporate governance guidelines and recommending any proposed changes to our board of directors.

Our nominating and corporate governance committee operates under a written charter, which satisfies the applicable listing requirements and rules of the Nasdaq Stock Market, and which is available on the investor relations section of our website at www.twistbioscience.com. Our nominating and corporate governance committee held four meetings in the fiscal year ended September 30, 2020.

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including, but not limited to, diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance; experience relevant to our industry and with relevant social policy concerns;

experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment; and any other relevant qualifications, attributes or skills.

Currently, our board of directors evaluates, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Our board of directors may from time to time establish other committees.

Report of the Audit Committee

The material in this Report of the Audit Committee is not “soliciting material”, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Twist Bioscience Corporation under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The audit committee has reviewed the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2020 and discussed these financial statements with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control for that purpose. The Company’s independent registered public accounting firm is responsible for conducting an independent audit of the Company’s annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard No. 1301 (previously Auditing Standard No. 16), (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for filing with the Securities and Exchange Commission.

By the Audit Committee

Jan Johannessen (Chair)

Nicolas Barthelemy

Xiaoying Mai

Robert Ragusa

Policies and Procedures for Related Party Transactions

Our audit committee charter states that our audit committee is responsible for reviewing and approving in advance any related party transaction. Our board of directors adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions by the audit committee. Pursuant to the policy, all of our directors, officers and employees are required to report to the audit committee prior to entering into any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

We believe that we have executed all of the transactions set forth under the section entitled “Certain relationships and related party transactions” on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive compensation” and the registration rights described in the section titled “Registration rights”, the following is a description of each transaction since October 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed the lesser of $120,000 or one percent of our total assets at the end of the last two completed fiscal years; and

•

any of our directors, executive officers, or holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these persons, had or will have a direct or indirect material interest.

Senior Business Advisor Agreement with Nelson C. Chan

On November 1, 2017, we entered into a Senior Business Advisor Agreement, or the Advisor Agreement, with Nelson C. Chan, who was later appointed to our board of directors as Class I director in May 2019. Pursuant to the Advisor Agreement, Mr. Chan agreed to provide data storage advisory services to us at a rate of $2,500 per month. In addition, the Advisor Agreement provided that, subject to the approval of our board of directors, Mr. Chan was entitled to receive an option to purchase 7,070 shares of our common stock (after giving effect to the reverse stock split effected in October 2018) that was not subsequently granted. We granted Mr. Chan a RSU award grant of 1,805 shares for his services for the fiscal year ended September 30, 2020 pursuant to the Advisor Agreement. The Advisor Agreement contains confidentiality and invention-assignment provisions.

Upon Mr. Chan’s appointment to our board of directors, and to account for the grant to which he was entitled under the Advisor Agreement, Mr. Chan received a grant of an option to purchase 3,093 shares of common stock and a RSU award grant of 1,497 shares on June 21, 2019, with a total value of $83,095 on the date of grant. The Advisor Agreement was amended to provide for the remainder of the grant to which Mr. Chan was originally promised, in the form of a grant in August 2020 of a RSU award for 1,925 shares of our common stock, and an option to purchase 3,978 shares of our common stock. Additionally, at the time of grant, subject to the approval of the compensation committee, the Advisor Agreement provides that Mr. Chan will be granted an award of restricted stock units for a number of shares of common stock determined by multiplying (x) 3,977 by (y) the excess, if any, of the closing price on the date of grant over $30.08, and then dividing the resulting total by the closing price on the date the additional award is granted. The Advisor Agreement was designed to ensure that the value of compensation to Mr. Chan would not exceed $120,000 in any rolling 12-month period. The Advisor Agreement has no specific term and either party may terminate the agreement upon providing written notice.

Code of Conduct

We have adopted the Twist Bioscience Corporation Code of Business Conduct and Ethics, or Code of Ethics, with which every person, including executive officers, who works for Twist and every member of our board of directors is expected to comply. The full text of our Code of Ethics is posted on the investor relations section of our website at www.twistbioscience.com. If any substantive amendments are made to the Code of Ethics or any waiver is granted, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding such amendment to, or waiver from, a provision of this Code of Ethics by posting such information on our website, at the address and location specified above, or as otherwise required by the Nasdaq Select Global Market.

In addition to the Code of Ethics, have also adopted our Anti-Corruption Policy, our Anti-Money Laundering Policy and our Modern Slavery Act Statement. We require each of our employees to review and certify compliance with the Code of Ethics annually.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC reports of ownership regarding the common stock and other Twist equity securities. These persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in fiscal year 2020, other than one Form 4 for each of Keith Crandell, Emily Leproust, Ph.D., James Thorburn, Patrick Finn, Martin Kunz, William Banyai, Ph.D., Mark Daniels and Paula Green related to yearly restricted stock unit award and option grants pursuant to our director and officer compensation policy, one Form 4 for Bill Peck related to yearly restricted stock unit award and option grants pursuant to our director and officer compensation policy and open -market sales under a 10b5-1 plan and one Form 4 for each of Emily Leproust, Ph.D. and Patrick Finn, Ph.D. related to open-market sales under a 10b5-1 plan, which were filed late.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of January 7, 2021, their positions and their respective ages on that date are:

Name	Age	Position
Emily M. Leproust, Ph.D.	47	President, Chief Executive Officer and Director
James M. Thorburn	65	Chief Financial Officer
William Banyai, Ph.D.	66	Senior Vice President of Research and Development, General Manager of Data Storage and Director
Mark Daniels	58	Senior Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer and Secretary
Paula Green	53	Senior Vice President of Human Resources
Patrick Finn, Ph.D.	49	Chief Commercial Officer
Patrick Weiss	50	Chief Operating Officer

For information regarding Drs. Leproust and Banyai, please refer to “Proposal 1 - Election of Directors,” on page 7 above.

James M. Thorburn has served as our Chief Financial Officer since April 2018. Prior to joining us, Mr. Thorburn served as a member of the board of directors of IXYS Corporation, a publicly traded semiconductor company from March 2007 to January 2018. Mr. Thorburn was also Chief Sales Officer and Co-Head of International at Televerde, a demand generation and sales acceleration enterprise, from August 2014 to February 2018. Prior to Televerde, he served as interim CFO of several public and private companies including Enercore, Next Autoworks, Fisker Automotive and Numonyx. Mr. Thorburn served as Chief Executive Officer of Zilog from March 2001 until August 2006. Prior to serving as Chief Executive Officer of Zilog, Mr. Thorburn held various executive positions including Chief Operating Officer of ON Semiconductor, operating consultant with Texas Pacific Group, Chief Financial Officer at Zilog and various management positions at National Semiconductor Corporation. Mr. Thorburn holds a B.Sc. (Hons.) degree from University of Glasgow and passed the Chartered Institute of Management Accountant exams in the United Kingdom.

Mark Daniels has served as our General Counsel since August 2016, as our Chief Ethics and Compliance Officer since May 1, 2017, as our Secretary since September 2018 and as our Senior Vice President and Chief Legal Officer since November 2018. Prior to joining us, from January 2013 to May 2016, Mr. Daniels was at Broadcom Corporation, a semiconductor manufacturer and producer of wireless and broadband products, where his most recent position was Vice President, Law and Deputy Chief Corporate Compliance Officer. Before that, he spent 20 years in positions of increasing responsibility in the legal department at Amgen, Inc., a producer of biopharmaceuticals, where his last role was Vice President and Associate General Counsel. Mr. Daniels received his B.S. with honors in Industrial and Labor Relations from Cornell University and a J.D., cum laude, from Harvard Law School.

Paula Green has served as our Senior Vice President of Human Resources since December 2020 and previously served as our Vice President of Human Resources from March 2016 to November 2020. Prior to joining us, Ms. Green was Vice President of Human Resources at Qiagen, N.V., a provider of sample and assay technologies for molecular diagnostics, applied testing, academic and pharmaceutical research from March 2001 to September 2015. Ms. Green holds a B.S. Organizational Behavior from the University of San Francisco.

Patrick Finn, Ph.D. has served as our Chief Commercial Officer since October 2019, our Vice President of Sales and Marketing from February 2015 to October 2019 and as our Senior Vice President of Commercial Operations from December 2018 to October 2019. Prior to joining us, Dr. Finn was Vice President of Sales at Enzymatics Inc., a developer, manufacturer, and marketer of enzymes for molecular biology applications, sold predominantly to manufacturers in research and diagnostic markets from January 2012 to March 2015. Dr. Finn holds a B.Sc. in Chemistry from Heriot-Watt University and a Ph.D. in Chemistry from the University of Southampton.

Patrick Weiss has served as our Chief Operating Officer since January 2020. Mr. Weiss previously served as our Vice President of Operations from January 2014 until January 2020. Prior to joining us, between April 2010 and December 2013, Mr. Weiss served as an outside consultant to various technology companies. Mr. Weiss also served as Chief Executive Officer of Operon Biotechnologies, Inc. from June 2004 to March 2010. Mr. Weiss holds an M.Sc. in Chemistry from E.T.H. Zurich

There are no immediate family relationships between or among any of our executive officers or directors.

Executive Compensation

Our named executive officers for fiscal 2020, which consist of our principal executive officer, our principal financial officer and the next three most highly compensated executive officers, are:

•	Emily M. Leproust, our President and Chief Executive Officer;

•	James M. Thorburn, our Chief Financial Officer;

•	William Banyai, our Senior Vice President of Advanced Development and General Manager of Data Storage;

•	Patrick Finn, our Chief Commercial Officer; and

•	Patrick Weiss, our Chief Operating Officer

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives. Our fiscal year 2020 executive compensation program and the compensation paid by the company to the following named executive officers in fiscal year 2020, referred to throughout this proxy statement as our NEOs include:

• Emily M. Leproust, Chief Executive Officer

• James M. Thorburn, Chief Financial Officer

• William Banyai, Senior Vice President of Advanced Development and General Manager of Data Storage

• Patrick Finn, Chief Commercial Officer

• Patrick Weiss, Chief Operating Officer

Fiscal Year 2020 Overview

Highlights from fiscal year 2020 compared with fiscal year 2019 included:

•

Our revenue grew 66% to $90.1 million in fiscal year 2020 from $54.4 million in fiscal year 2019, primarily due to order growth in next generation sequencing (“NGS”) tools, DNA Libraries and Synthetic Genes;

•	Number of customers increased to approximately 2,200 in fiscal 2020 from approximately 1,300 in fiscal year 2019;
•	Our gross margin increased to 31.8% in fiscal year 2020 from 13% in fiscal year 2019; and
•	Announced litigation settlement agreement with Agilent in February 2020.

Key Financial Results

Orders	$116.7M	67% year over year increase

Revenue	$90.1M	66% year over year increase

Cost of Revenues	$61.4M	29% year over year increase

Research and Development Expenses	$43.0M	21% year over year increase

Selling, General and Administrative Expenses	$103.3M	29% year over year increase

Net Loss Attributable to Common Stockholders	$139.9M	30% year over year increase

Litigation Settlement Expense	$22.5M

[1]	Calculations as of September 30, 2020 and based on the initial public offering price of $14.00 per share of common stock.

Fiscal Year 2020 Executive Compensation Highlights

•	Leadership Changes.

○	Dr. Banyai was appointed as Senior Vice President of Advanced Development and General Manager of Data Storage, effective January 7, 2020.

○	Patrick Finn was promoted from Senior Vice President of Commercial Operations to Chief Commercial Officer, effective October 24, 2019.

○	Patrick Weiss was appointed as Chief Operating Officer, effective January 7, 2020 and replaced Dr. Banyai in such capacity.

•	Changes to Annual Incentive Plan Design

○	Threshold goal for the revenue component of the fiscal year 2020 Executive Incentive Bonus Plan (“EIP”) was increased to 90% of revenue target goal from 75% in fiscal year 2019.

○	Added adjusted gross profit to fiscal year 2020 EIP design.

•	Alignment between 2020 Financial Performance and Executive Compensation

Financial Performance Goal	Weighting %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	FY2020 Results	Payout

Revenue	50	$75.8M	$84.2M	$126.3M	$90.1M	107%

Adjusted Gross Profit	20	$20.6M	$27.1M	$40.1M	$30.0M	111%

Adjusted gross profit is a non-GAAP financial measure defined under the FY2020 EIP as gross profit less stock-based compensation expense.

•	Key Strategic Objectives Achieved in Fiscal Year 2020
○	Revenue increased to $90.1 million in fiscal year 2020 versus target of $84.2 million for such fiscal year.
○	Adjusted gross profit increased to $30.0 million in fiscal year 2020 compared to a target of $27.1 million.
○

Expanded into the biopharma sector with our antibodies library platform and entered into 13 revenue-generating partnerships for our antibody discovery programs, eight of which have milestones and/or royalties.

○

Achieved technical breakthroughs expected to further facilitate miniaturization of the Company’s silicon technology and selected as DNA synthesis provider for DNA data storage project under Intelligence Advanced Research Projects Activity (“IARPA”) Molecular Information Storage (“MIST”) Program.

•	Greater Alignment with Performance-based Compensation Philosophy

○

In September 2020, the compensation committee approved our fiscal year 2021 equity incentive program to be comprised of 50% performance-based stock options, which vest based on achievement of revenue growth goals, and 50% time-based RSU awards.

Stockholder Advisory Vote on Executive Compensation

As described above, this year we will hold our first non-binding stockholder advisory votes on the fiscal year 2020 compensation of our NEOs (a Say-on-Pay vote), and on the frequency of any future Say-on-Pay votes. See “Proposal 2 - Non-Binding, Advisory Vote to Approve the Compensation of Our Named Executive Officers” and “Proposal 3 - Non-Binding, Advisory Vote on the Frequency of Future Non-Binding, Advisory Votes to Approve the Compensation of Our Named Executive Officers” for more information. We value the opinions of our stockholders and will consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.

Compensation Governance Highlights

What We Do:	What We Do Not Do:

We reward performance that meets our predetermined goals	Pay cash incentives if performance levels fall below pre-determined thresholds
A significant portion of our CEO and NEOs’ compensation is performance-based or at risk	Permit short-sales, hedging or pledging of our stock
The compensation committee retains an independent compensation consultant	Enter into employment agreements that provide for fixed terms or automatic compensation increases or equity grants

The compensation committee is comprised of independent directors	Provide single-trigger change of control benefits

We hold an annual advisory vote on executive compensation	Provide for excessive cash severance
We cap payouts under our plans to discourage inappropriate risk taking by our NEOs	Provide our executives with tax gross-ups and excessive perquisites
We provide for double-trigger change in control severances provisions	Maintain any executive pension plans, or any retirement programs that are not generally available to all employees

Our Compensation Philosophy and Objectives

Attract and retain

Offer a total compensation program that flexibly adapts to changing economic, regulatory and organizational conditions, and takes into consideration the compensation practices of peer companies based on an objective set of criteria

Pay for performance

Provide a significant portion of compensation through variable, performance-based components that are at-risk and based on satisfaction of designated financial and non-financial objectives

Align executive interests with our stockholders

Compensate for achievement of short-term and long-term company financial and operating goals and refrain from providing special benefits, “golden parachute” excise tax gross-ups, or accelerated equity vesting except in limited circumstances

Reward actual achievement

Align the interests of our executives with our stockholders by tying a significant portion of total compensation to our overall financial and operating performance and the creation of long-term stockholder value

Fiscal Year 2020 Executive Compensation

The following graphs reflect the mix of target total direct compensation of our CEO and our other NEOs in fiscal year 2020, after giving effect to promotions and changes in roles:

*Reflects salary rates and target incentive amounts, and not amounts actually earned or paid out. LTIP represents the target value of equity awards.

Elements of Compensation

The key components of our compensation program for our NEOs in fiscal year 2020 is summarized in the table below. The compensation committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each compensation component.

Compensation Element	Form of Compensation	Guaranteed vs. At-Risk	Performance vs. Time-based

Base Salary	Cash	Guaranteed	N/A

Annual Cash Incentive	Cash	At-Risk	Performance-based

Long-term Incentive	RSU awards/Time-based Options (1)	At-Risk	Time-based

Termination and Change in Control Benefits	Cash/Equity/Other	N/A	N/A

Other Benefits	Other	N/A	N/A
(1)

In September 2020, the Compensation Committee for the first time granted performance-based stock options together with time-based RSU awards. While these equity awards were granted for the 2021 annual equity grant cycle, performance-based equity awards are expected to be a regular part of our executive compensation program in future years.

Base Salary

2020 Base Salary

Philosophy	Considerations
• Attract and retain. Provide fixed compensation to attract and retain key executives

•   Salary reviewed and set annually

•   The factors used to determine base salaries include scope of responsibilities, individual and company performance, retention, date of last increase, equity ownership, internal equity, peer group data and the recommendations of our CEO (other than with respect to her own compensation)

The following table summarizes the annual base salaries of our NEOs in fiscal year 2020 compared to fiscal year 2019 and the primary reasons for any changes in base salary.

Name	2020 Base Salary	2019 Base Salary	Primary Reason of Change
Emily Leproust	$520,000	$500,000	Individual and company performance; market competitiveness

Jim Thorburn	$420,000	$400,000	Individual and company performance; market competitiveness

William Banyai	$381,000	$370,000	Individual and company performance; market competitiveness

Patrick Finn	$420,000	$370,000	Promotion to Chief Commercial Officer; increased responsibilities; market competitiveness

Patrick Weiss	$400,000	$370,000	Promotion to Chief Operating Officer; increased responsibilities; market competitiveness

Fiscal Year 2020 Annual Incentive Awards

Our NEOs receive annual cash incentive awards through our EIP, which rewards our executive officers for the achievement of predetermined annual financial and strategic goals.

Fiscal Year 2020 Annual Cash Incentive Program
Philosophy	Target Amount Considerations	Award Design Considerations	Performance Conditions

• Pay for Performance: Establish appropriate short-term performance conditions that the compensation committee believes will drive our future growth and profitability

• Reward Achievement: Reward achievement of short-term performance conditions

• Align the interests of executives with those of our stockholders:

70% of payout tied to company performance consistent with fiscal year 2020 financial plan

• Attract and Retain Executives:

Offer market competitive incentive opportunities

• Factors used to determine target amounts included: role, scope of responsibilities, individual and company performance, current salary, equity ownership, internal equity, our peer group data and the recommendations of our CEO (other than with respect to her own compensation)

• Revenue and adjusted gross profit were chosen as the company performance goal because the compensation committee believes they are (i) the best indicators of financial success for our company, (ii) are significant drivers of stockholder value creation, and (iii) align with our overall operating strategy and our fiscal year 2020 financial plan and guidance

• The revenue target was set at the high end of our guidance and adjusted gross profit target exceeded the target

• A portion of each individual’s bonus was also earned based on achievement of key individual specific strategic objectives that were set for each NEO at the beginning of the first half and second half of fiscal year 2020

• NEOs should not be awarded for performance that falls short of our company financial plan; therefore, the thresholds goal should be rigorous, and no amounts should be earned if the threshold goals are not satisfied

• Annual revenue target of $84.2 million

• Threshold goal for revenue component was increased to 90% of revenue target goal vs 75% in fiscal year 2019

• Adjusted gross profit target of $27.1 million (excluding stock-based compensation from gross profit)

• First half and second half strategic goals were tied to each individual’s business unit, but payout is on an annual basis

• Opportunity to earn up to 150% of the target bonus amount for superior performance

Target Awards

The Compensation Committee sets individual target incentive opportunities for EIP, expressed as a percentage of each participant’s annual base salary, using the same criteria as described above for annual base salary. The target incentive opportunities are reviewed by the Compensation Committee each year. Following such review, the Compensation Committee determined that the NEO target incentive opportunities for fiscal year 2020 should not change from fiscal year 2019 given that the annual base salaries of the NEOs were increased in fiscal year 2020 and would have the effect of increasing their 2020 incentive opportunities.

Name	2020 Target Incentive (% of Base Salary)

Emily Leproust	80%

Jim Thorburn	50%

William Banyai	50%

Patrick Finn	50%

Patrick Weiss	50%

Financial Performance Measures

For fiscal year 2020, the compensation committee selected revenue and adjusted gross profit as the financial performance measures. Revenue was weighted 50% and adjusted gross profit was weighted 20% of the EIP target award opportunity for our NEOs with the payout for each component ranging from 0% to 150% depending on achievement against such goals. Therefore, 70% of each NEO’s EIP award was based on financial results relative to rigorous annual goals. The remaining 30% of EIP awards was based on individual strategic goals, which in the case of the CEO, are tied to our strategic business priorities and in the case of our other NEOs, are tied to each individual’s business unit, for the first and second half of fiscal year 2020.

The compensation committee set the revenue goal above Company results for fiscal year 2019 and the threshold goal for the revenue component of the fiscal year 2020 EIP was increased to 90% of revenue target goal compared to 75% for fiscal year 2019.

Adjusted gross profit was introduced as a new company performance goal for our fiscal year 2020 EIP because the compensation committee believes adjusted gross profit (i) is one of the best indicators of financial success for our company, (ii) is a significant driver of stockholder value creation, and (iii) aligns with our overall operating strategy and our fiscal year 2020 financial plan and guidance.

The actual targets and payout percentages for revenue and adjusted gross profit are set forth in the table below. Results between indicated levels in the table were subject to linear interpolation.

Financial Performance Goal	Weighting %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	FY2020 Results	Payout

Revenue	50	$75.8M	$84.2M	$126.3M	$90.1M	107%

Adjusted Gross Profit	20	$20.6M	$27.1M	$40.1M	$30.0M	111%

Individual Strategic Goals

Because we believe that achieving key elements of our business strategy is important to driving sustainable growth and value creation, we based the remaining 30% of each NEO’s fiscal year 2020 EIP target award opportunity on individual, strategic goals tied to our strategic business priorities for the first half and second half of fiscal year 2020, with the payout for each NEO for this component ranging from 0% to 150% depending on their achievement against such goals.

The compensation committee evaluated the performance of Dr. Leproust and determined the portion of her award that was based on achieving these goals in its sole discretion.

Each goal category and the compensation committee’s collective score for the CEO results are summarized in the following table:

Emily Leproust

FY 2020 Strategic Goals	Results	Total Payout
Improve the Company’s financial performance	Revenue increased to $90.1 million in fiscal year 2020 versus target of $84.2 million Adjusted gross profit increased to $30.0 million in fiscal year 2020 versus a target of $27.1 million
Expand into biopharma and data storage sectors	Launched Twist’s antibodies library platform and entered into 13 revenue-generating partnerships for Twist’s antibody discovery program, eight of which have milestones and/or royalties Achieved technical breakthroughs expected to further facilitate miniaturization of the Company’s silicon technology and being selected as DNA synthesis provider for DNA data storage project under IARPA MIST Program	110%

The strategic goals tied to our strategic business priorities for the first half and second half of fiscal year 2020 used to determine the individual performance factor for NEOs other than our CEO consist of measurable goals for one or more of the following strategic areas: business results, operational excellence, fund raising, product development, business expansion and physical capacity. The compensation committee, in consultation with

Dr. Leproust, established these goals early in the applicable performance period. Dr. Leproust evaluated the performance level of each of the other NEO’s individual performance against the pre-determined goals following the end of fiscal year, then submitted recommendations with respect to each of the other NEOs and the final determination of awards was made by the compensation committee.

Jim Thorburn

FY 2020 Strategic Goals	Results	Total Payout
Support the Company’s revenue and gross margin growth target, including $40 million in NGS revenue and improve NGS contribution margin

Revenue increased to $90.1 million in fiscal year 2020 versus target of $84.2 million

NGS revenue increased to $44.0 million in fiscal year 2020 versus target of $40.0 million; NGS contribution margin increased in fiscal year 2020 versus fiscal year 2019

Improve the Company’s financial infrastructure	Adopted a platform to enable department managers to upload their budgets and thereafter quickly compare budgeted numbers to actual results	95%
Evaluate optimum legal entity and tax structure to support our geographic expansion in Europe and other international regions	Consulted and collaborated with the Company’s independent registered public accounting firm on legal entity and tax structure strategy
Present SOX testing results at appropriate audit committee meetings and document our process, scorecard and outline any deficiencies and remediation plans	Presented the Company’s SOX plan to the audit committee and launched this plan in January 2020, which was updated each subsequent quarter of fiscal year 2020

William Banyai

FY 2020 Strategic Goals	Results	Total Payout

Produce and implement new DNA writers at equivalent production quality of San Francisco Mission Bay location	New writers have been in production at 681 Gateway Boulevard since of Feb 29, 2020
Secure the physical capacity needed in the next 3 years for the Company	Lease additional space at 701 Gateway Boulevard and established a transition plan	113%
Miniaturize the Company’s silicon technology for data storage	Demonstrated DNA synthesis on chip patterned with 5-micron devices on a 10-micron pitch

Patrick Finn

FY 2020 Strategic Goals	Results	Total Payout
Create and staff a biopharma commercial team	Installed a biopharma commercial team, which has executed 13 revenue-generating partnerships for our antibody discovery program, eight of which have milestones and/or royalties
Improve financial performance	Revenue increased to $90.1 million in fiscal year 2020 versus target of $84.2 million Gross margin increased to 31.8% in fiscal year 2020 versus a target of 32.1%	105%
Develop products to address COVID-19 and commercialize such business sector

Launched synthetic SARS-CoV-2 RNA Controls which were subsequently added to the FDA website as reference materials), identified competitive antibodies for SARS-CoV-2, expanded offering of synthetic SARS-CoV-2 RNA controls and announced potent SARS-CoV-2 neutralizing data from COVID-19 therapeutic antibody program

Patrick Weiss

FY 2020 Strategic Goals	Results	Total Payout

Produce and implement new DNA writers at equivalent production quality of San Francisco Mission Bay location	New writers have been in production at 681 Gateway Boulevard since of Feb 29, 2020

Launch of Maxi-prep clonal genes product line	Launched on April 20, 2020	110%

Alternative site expansion strategy defined and approved	Signed a lease to build out a production facility in Oregon

Fiscal Year 2020 Equity Program

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to remain employed with Twist and take actions that will benefit Twist and its stockholders over the long term.

Our annual equity program for fiscal year 2020 (“Fiscal Year 2020 Equity Program”) consisted of time-based stock options and RSU awards, with 75% of each NEO’s target value in options and 25% of each NEO’s 2020 target value in RSU awards. The material features of our Fiscal Year 2020 Equity Program are set forth in the table below.

Fiscal Year 2020 Equity Incentive Program

	Philosophy	Grant Amount Considerations	Vesting Provisions
Options

•   Attract and Retain Executives:

Promote retention of our executives through four-year service vesting period

•   Align Interests with Stockholders:

Stock options generally serve as an effective performance incentive because the executive officer derives value only if our stock price increases, which benefits all stockholders

•   Factors used to determine the size of grants included: (i) the responsibilities, past performance, and anticipated future contributions of the NEO; (ii) the competitiveness of NEO’s overall compensation package with reference to peer group practices; (iii) the NEO’s existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our CEO (other than with respect to her own compensation); and (vi) “burn rate” in relation to our industry “burn rate guidelines”, per certain stockholder and proxy advisor methodology

•   75% of target comprised options to incent growth in the Company and to provide linkage with shareholders for value creation.

• Awards vest over four years, with 1/4th of the shares vesting on October 24, 2020 and 1/48th vesting on each monthly anniversary thereafter for a total vesting period of four years
RSU awards

•   Attract and Retain Executives:

Promote retention of our executives through four- year service vesting period

•   Align Interests with Stockholders:

Align the interests of executives with those of stockholders by issuing equity awards for which the value is correlated to our stock price

		• Same factors used to determine size as above • Helps to manage dilution to existing investors	• Awards vest over four years, with 1/4th of the shares vesting on October 24, 2020 and 1/16th vesting on each quarterly monthly anniversary thereafter for a total vesting period of four years

The target value of each NEO’s award and the total number of option or RSU awards that such NEO received are set forth in the table below.

Name	Target Value ($)	Number of Options(1) Granted	Number of RSU Awards Granted
Emily Leproust	3,306,000	131,290	52,280(2), (3)

Jim Thorburn	900,000	35,740	16,130(4),(5)

William Banyai	1,000,000	39,710	17,060(5),(6)

Patrick Finn	1,000,000	39,710	17,060(5),(6)

Patrick Weiss	1,000,000	39,710	17,060(5),(6)

(1)

25% of the shares subject to the option vest and become exercisable on October 24, 2020 and 1/48th of the shares subject to the option vest and become exercisable on each monthly anniversary thereafter, subject to the NEO’s continuing service through each vesting date.

(2)

Includes 30,630 RSU awards, of which 25% of the total number of RSU awards vest on October 24, 2020 and 1/16th of the total number of RSU awards vesting on each quarterly anniversary thereafter, subject to the NEO’s continuous service through each vesting date.

(3)

Includes 21,650 RSU awards, of which 1/16th of the total number of RSU awards vest on each quarterly anniversary of October 1, 2020, for a total vesting period of 48 months, subject to the NEO’s continuous service through each vesting date.

(4)

Includes 8,340 RSU awards, of which 25% of the total number of RSU awards vest on October 24, 2020 and 1/16th of the total number of RSU awards vesting on each quarterly anniversary thereafter, subject to the NEO’s continuous service through each vesting date.

(5)

Includes 7,790 RSU awards, of which 1/16th of the total number of RSU awards vest on each quarterly anniversary of October 1, 2020, for a total vesting period of 48 months, subject to the NEO’s continuous service through each vesting date.

(6)

Includes 9,270 RSU awards, of which 25% of the total number of RSU awards vest on October 24, 2020 and 1/16th of the total number of RSU awards vesting on each quarterly anniversary thereafter, subject to the NEO’s continuous service through each vesting date.

Fiscal Year 2021 Equity Program

In September 2020, the Compensation Committee granted performance-based stock options and time-based RSU awards with 50% of each NEO’s target value in performance-based stock options and 50% of each NEO’s fiscal year 2021 target value in RSU awards in connection with the 2021 annual equity grant cycle (the “Fiscal Year 2021 Equity Program”). While these equity awards were granted for the 2021 annual equity grant cycle and do not relate to our executive compensation program in fiscal year 2020, this new approach reflects the Compensation Committee’s philosophy of pay for performance and is expected to be a regular part of our executive compensation program in future years. The material features of our Fiscal Year 2021 Equity Program are summarized in the table below.

Fiscal Year 2021 Equity Incentive Program

	Philosophy	Grant Amount Considerations	Vesting Provisions
Performance-based Stock Options

•   Pay for Performance: Establish appropriate performance conditions that the compensation committee believes will drive our future growth and profitability

•   Reward Achievement: Provide meaningful and appropriate incentives for achieving company annual financial goals that the compensation committee believes are important for our short- and long-term success

•   Attract and Retain Executives:

Promote retention of our executives through requiring service through the performance period and date that the compensation committee certifies the performance results.

•   Align Interests with Stockholders:

Stock options generally serve as an effective performance incentive because the executive officer derives value only if our stock price increases, which benefits all stockholders

•   Factors used to determine the size of grants included: (i) the responsibilities, past performance, and anticipated future contributions of the NEO; (ii) the competitiveness of NEO’s overall compensation package with reference to peer group practices; (iii) the NEO’s existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our CEO (other than with respect to her own compensation); and (vi) “burn rate” in relation to our industry “burn rate guidelines”, per certain stockholder and proxy advisor methodology

•   Awards vest based on fiscal year 2022 revenue and the NEO being employed through the date that the compensation committee certifies the performance results. See below for more information about the vesting provisions of our performance-based stock options

RSU awards

•   Attract and Retain Executives:

Promote retention of our executives through four-year service vesting period

•   Align Interests with Stockholders:

The value of RSU awards is correlated to our stock price

		• Same factors used to determine size as above • Helps to manage dilution to existing investors	• Awards vest over four years, with 1/16th vesting on each quarterly anniversary of October 1, 2020, for a total vesting period of four years

Performance-based Stock Options

Our NEOs received performance-based stock options that vest based on achievement of fiscal year 2022 revenue, determined in good faith in accordance with GAAP and excluding the impact of acquisitions. A threshold level of performance must be achieved to vest in the minimum number of shares under the options and the NEO must be employed through the date that the compensation committee certifies the performance results.

RSU Awards

The target value of each NEO’s award and the total number of option or RSU awards that such NEO received are set forth in the table below.

Name	Target Value ($)	Number of Performance-Based Stock Options(1) Granted	Number of RSU Awards Granted

Emily Leproust	2,931,000	43,300	52,280(2), (3)

Jim Thorburn	1,054,000	15,570	16,130(4),(5)

William Banyai	1,054,000	15,570	17,060(5),(6)

Patrick Finn	1,054,000	15,570	17,060(5),(6)

Patrick Weiss	1,054,000	15,570	17,060(5),(6)

(1)	Performance-based stock options vest based on fiscal year 2022 revenue and the NEO being employed through the date that the compensation committee certifies the performance results.
(2)

Includes 30,630 RSU awards, of which 25% of the total number of RSU awards vest on October 24, 2020 and 1/16th of the total number of RSU awards vesting on each quarterly anniversary thereafter, subject to the NEO’s continuous service through each vesting date.

(3)

Includes 21,650 RSU awards, of which 1/16th of the total number of RSU awards vest on each quarterly anniversary of October 1, 2020, for a total vesting period of 48 months, subject to the NEO’s continuous service through each vesting date.

(4)

Includes 8,340 RSU awards, of which 25% of the total number of RSU awards vest on October 24, 2020 and 1/16th of the total number of RSU awards vesting on each quarterly anniversary thereafter, subject to the NEO’s continuous service through each vesting date.

(5)

Includes 7,790 RSU awards, of which 1/16th of the total number of RSU awards vest on each quarterly anniversary of October 1, 2020, for a total vesting period of 48 months, subject to the NEO’s continuous service through each vesting date.

(6)

Includes 9,270 RSU awards, of which 25% of the total number of RSU awards vest on October 24, 2020 and 1/16th of the total number of RSU awards vesting on each quarterly anniversary thereafter, subject to the NEO’s continuous service through each vesting date.

Severance and Change of Control Benefits

The following table provides information regarding the severance benefits that are provided for in the employment agreements that we have with our NEOs.

Termination and Change of Control Protections

Philosophy	Considerations	Terms

•   Attract and Retain Executives:

○  Intended to ease an NEO’s transition due to an unexpected employment termination, or retirement

○  Retain and encourage our NEOs to remain focused on our business and the interests of our stockholders when considering strategic alternatives

•   Align Interests with Stockholders:

Mitigate any potential employer liability and avoid future disputes or litigation

• The employment of our NEOs is “at will”, meaning we can terminate them at any time and they can terminate their employment with us at any time

• Arrangements should be designed to: (i) provide reasonable compensation to executive officers who leave our company under certain circumstances to facilitate their transition to new employment and (ii) require a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits

• “Double-trigger” provisions preserve morale and productivity, and encourage executive retention in the event of a change of control

• These provisions are considered a typical component of a competitive executive compensation program for executives among our fiscal year 2020 peer group

Agreements with Certain NEOs:

• Provide for certain cash payments, and/or the vesting of certain equity awards and COBRA benefits, in the event there is a separation of employment under various circumstances, subject to the execution of a release of claims

• Provide for accelerated vesting of equity awards upon a change of control if the recipient is terminated by the acquiring entity in connection with the change of control under specified circumstances, subject to the execution of a release of claims

Other Executive Benefits

In an effort to retain executive talent, in December 2020, the compensation committee agreed to provide corporate housing benefits to certain NEOs so that they can maintain their primary residences located outside of the San Francisco Bay Area.

The following net monthly housing stipend would apply:

•	Jim Thorburn $4,000

•	Patrick Finn $4,000

•	Patrick Weiss $5,000

In fiscal year 2020, we did not other provide perquisites to our NEOs that are generally unavailable to other employees. During fiscal year 2020, we provided the following benefits to our NEOs on the same basis as our other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability insurance; and

•	a 401(k) retirement plan.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Hedging, Pledging and Insider Trading

Our Insider Trading Policy applies to all officers, directors and employees of Twist as well as designated consultants and expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our equity securities, such as prepaid variable forwards, equity swaps, collars and exchange funds. Directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, provided that certain limited exceptions may be granted. In addition, we prohibit our executive officers, directors and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade.

Our executive officers and members of our Board are permitted to enter into trading plans that are intended to comply with the requirements of Exchange Act Rule 10b5-1 so they may make predetermined trades of our stock.

Our Compensation-Setting Process

Role of the Compensation Committee

The compensation committee works closely with its independent consultant and meets regularly, including in executive session without members of management present, to make decisions on our executive compensation program and on the compensation of our CEO and other executives. The compensation committee reviews a variety of market data and information, including company, Compensation Peers, and technology industry compensation information, and considers the recommendations of its independent consultant when making compensation decisions. The compensation committee Chair reports the actions of the compensation committee to our board of directors at each regular meeting. The compensation committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to the board of directors, as applicable, regarding):

•	overall compensation strategy;
•	amounts and form of executive compensation, including base salary, incentive compensation and equity-based compensation;
•	goals and objectives to be considered in determining the compensation of the CEO and other executive officers;
•	annual and long-term incentive plans and benefit plans;
•	board compensation;
•	annual proxy disclosure/ CD&A disclosure; and
•	compensation peer group.

Role of the Independent Compensation Consultant

The compensation committee generally retains an independent compensation consultant to help understand competitive compensation levels and incentive designs. The independent compensation consultant is solely hired by, and reports directly to, the compensation committee. The compensation committee has sole authority to retain and terminate the independent compensation consultant. At the compensation committee’s discretion, the independent compensation consultant:

•	provides independent advice to the compensation committee on current trends and best practices in compensation design;
•	advises on plans or practices that may improve the effectiveness of our compensation program;
•	attends compensation committee meetings;
•	assists the compensation committee in determining peer companies and evaluating compensation proposals; and
•	conducts compensation-related research.

In making fiscal year 2020 compensation decisions, the compensation committee retained Compensia, Inc. (“Compensia”) to help in the selection of an appropriate peer group for executive compensation benchmarking purposes, review our executive compensation programs, assist the compensation committee in designing our executive compensation program and provide the compensation committee an understanding in executive compensation trends. In February 2020, the compensation committee replaced Compensia with Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. Meridian advised the compensation committee on current trends and best practices in compensation design and on the design of the fiscal year 2021 equity compensation program.

The compensation committee has analyzed and determined that neither the work of Compensia nor the work of Meridian, in each case, as a compensation consultant created any conflict of interest and both firms are independent under the applicable listing rules.

Role of Management

Our CEO and our other executive officers do not set their own compensation nor are they present when the compensation committee sets their specific individual compensation. Our CEO provides her evaluation of each executive officer’s performance to the compensation committee, and makes recommendations with respect to base salary and target incentives, incentive awards and equity awards for each executive officer other than herself. This recommendation is considered by the compensation committee, which makes its own ultimate determinations.

The human resources department provides additional analysis and guidance as requested by the compensation committee related to NEO compensation, including the following:

•

developing, summarizing and presenting information and analyses to enable the compensation committee to execute its responsibilities, as well as addressing specific requests for information from the compensation committee;

•	attending compensation committee meetings, as requested, to provide information, respond to questions and otherwise assist the compensation committee; and
•	assisting the CEO in making preliminary recommendations of base salary structure, annual and long-term incentive awards.

Peer Group

For fiscal year 2020, the primary peer group used to inform our compensation committee of pay decisions and practices included:

2020 Peer Group

Alector	CytomX Therapeutics	Portola Pharmaceuticals

CareDx	FibroGen	Principia Biopharma

Codexis	Fluidgm	Ultragenyx Pharmaceutical

Coherus BioSciences	GenMark Diagnostics	Veracyte

These companies were chosen based on, among other things, (i) industry, (ii) revenue, (iii) revenue growth, (iv) market cap and (v) market cap as a multiple of revenue.

Compensia also provided the compensation committee with compensation data for an alternative peer group that included all current peers plus additional companies to reach a more typical peer group size, which included the following companies:

2020 Alternative Peer Group

Alector	Fluidgm	Pacific Biology of California

CareDx	GenMark Diagnostics	Personalis

Codexis	Guardant Health	Portola Pharmaceuticals

Coherus BioSciences	Invitae	Principia Biopharma

CytomX Therapeutics	iRhythm Technologies	Sutro Biopharma

Denali Therapeutics	Natero	Ultragenyx Pharmaceutical

FibroGen	Nevro	Veracyte

At the time the primary peer group was selected in October 2019, it had a median peer revenue of $80 million over the last 12 months, one-year revenue growth of 81%, a market cap of $1.1 billion and market cap as a multiple of revenue of 11.2x. At the time the alternative peer group was selected in October 2019, it had a median peer revenue of $102 million over the last 12 months, one-year revenue growth of 52%, a market cap of $1.1 billion and market cap as a multiple of revenue of 11x. In contrast, Twist at the time had a median peer revenue of $47 million over the last 12 months, one-year revenue growth of 130%, a market cap of $940 million and market cap as a multiple of revenue of 20x. The Committee considered Twist’s relative size when evaluating relevant market data.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Risk Assessment

The compensation committee has assessed our compensation philosophy and objectives, and forms of compensation and benefits for all employees, including executives, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

The compensation committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for our NEOs, thereby discouraging them from taking inappropriate risks. Among other things, our executive compensation program includes the following design features:

•	a balanced mix of cash and equity; as well as appropriately balanced fixed (base salary) and variable compensation (cash incentives and equity-based awards);
•	a mix of short-term and long-term incentives, with short-term incentives currently representing a significantly lower proportion; of the total mix;
•	cash and equity incentives solely based on achieving company performance objectives;
•	caps on annual cash incentive and performance-based stock option payouts;
•	general alignment with prevalent low-risk pay practices; and
•	policies prohibiting hedging and pledging by our employees, officers or directors.

Compensation Committee Report

The information contained in the following report of Twist’s compensation committee is not considered to be “soliciting material”, “filed” or incorporated by reference in any past or future filing by Twist under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Twist specifically incorporates it by reference.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Twist’s annual report on Form 10-K for the year ended September 30, 2020.

Submitted by the Compensation Committee

Nicolas Barthelemy, Chair

Robert Chess

Keith Crandell

Robert Ragusa

Compensation Committee Interlocks and Insider Participation

In fiscal year 2020, the members of our Compensation Committee were Nicolas Barthelemy, Robert Chess, Keith Crandell and Robert Ragusa. None of the members of our compensation committee in fiscal year 2020 was at any time during fiscal year 2020 or at any other time an officer or employee of Twist or any of its subsidiaries, and none had or have any relationships with Twist that are required to be disclosed under Item 404 of Regulation S-K. None of Twist’s executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during fiscal year 2020.

Summary Compensation Table

The following table sets forth information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers on September 30, 2020:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compensation(3) ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Emily M. Leproust, Ph.D	2020	519,167	2,267,336	4,192,726	452,192	-	5,151(4)	7,436,572

President, Chief Executive Officer and Chair	2019	477,042	3,045,398	4,144,965	458,752	-	-	8,126,157
	2018	362,250	-	-	162,424	-	-	524,674

James M. Thorburn	2020	419,167	753,271	1,354,848	218,820	-	77,577(5)	2,823,683

Chief Financial Officer	2019	384,167	1,039,793	1,415,209	213,035	-	-	3,052,204

	2018	134,015	-	1,286,756	70,341	-	-	1,491,112

William Banyai, Ph.D	2020	380,542	774,968	1,407,728	208,788	-	2,231(4)	2,774,257

Senior Vice President of Advanced Development and General Manager of Data Storage
Patrick Finn, Ph.D.	2020	417,917	774,968	1,407,728	225,120	-	50,646(6)	2,876,379

Chief Commercial Officer	2019	352,917	1,039,793	1,415,209	205,764	-	-	3,013,683

Patrick Weiss	2020	398,751	790,634	1,447,438	217,400	-	163,862(7)	3,018,085

Chief Operating Officer

(1)

The amounts reported in this column reflect the aggregate grant date fair value for financial statement reporting purposes of restricted stock units granted in the applicable fiscal year as determined in accordance with FASB ASC Topic 718. These amounts reflect our accounting expense for these restricted stock units and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. For information on the assumptions used in valuing these awards, refer to Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

(2)

The amounts reported in this column reflect the aggregate grant date fair value for financial statement reporting purposes of stock options and performance-based stock options granted in the applicable fiscal year as determined in accordance with FASB ASC Topic 718. The grant date fair value for the performance-based stock options were based on the probable outcome of the performance conditions as of the grant date. These amounts reflect our accounting expense for these stock options and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. For information on the assumptions used in valuing these options, refer to Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The table below sets forth the grant date fair value for the performance-based stock options awarded during the fiscal year ended September 30, 2020 based upon (i) the probable outcome of the performance-related component as of the grant date, and (ii) achieving the maximum level of performance under the performance-related component as of the grant date.

Name	Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)
Emily M. Leproust, Ph.D.	2020	2,443,943	2,815,583
James M. Thorburn	2020	878,791	1,012,439
William Banyai, Ph.D.	2020	878,791	1,012,439
Patrick Finn, Ph.D.	2020	878,791	1,012,439
Patrick Weiss	2020	878,791	1,012,439

The number of performance-based stock options ultimately earned will be calculated based on the achievement of certain total revenue threshold during the fiscal year ending September 30, 2022. The percentage of performance-based stock options that vest will depend on our compensation committee’s determination of total revenue at the end of the performance period and can range from 0% to 150% of the number of options granted. We used the Black-Scholes method to calculate the fair value of the performance-based stock options at the grant date without regard to the vesting condition. The fair value of the performance-based stock options granted during the fiscal year ended September 30, 2020 were calculated using the following assumptions:

Year Ended September 30, 2020
Expected term (years)	6.0
Expected volatility	67.1%
Risk-free interest rate	0.4%
Dividend yield	0.0%
Grant date fair value	$43.35

(3)	Represents annual bonuses earned by each named executive officer under our annual cash incentive plan for executive officers for the applicable fiscal year.
(4)	Represents life insurance premiums paid during the fiscal year ended September 30, 2020.
(5)	Represents $76,174 for corporate housing stipend and $1,403 for life insurance premiums paid during the fiscal year ended September 30, 2020.
(6)	Represents $48,275 for corporate housing stipend and $2,371 for life insurance premiums paid during the fiscal year ended September 30, 2020.
(7)	Represents $162,459 for corporate housing stipend and $1,403 for life insurance premiums paid during the fiscal year ended September 30, 2020.

Grants of Plan-Based Awards in Fiscal 2020

The following table summarizes the awards granted to each of the named executive officers during the fiscal year ended September 30, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units	All other Option Awards: Number of Securities Underlying Options (3)	Exercise of Base Price of Option Awards (4) ($/Share)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Emily M. Leproust, Ph.D.
FY2020 EIP Award	N/A	208,000	416,000	624,000	—	—	—	—	—	—	—
Stock Option Award	10/24/2019	—	—	—	—	—	—	—	131,290	23.33	1,748,783
RSU Award(6)	10/24/2019	—	—	—	—	—	—	30,630	—	—	714,598
RSU Award(7)	9/1/2020	—	—	—	—	—	—	21,650	—	—	1,552,738
Performance-Based Stock Option Award	9/1/2020	—	—	—	21,650	43,300	64,950	—	—	67.85	2,443,943
James M. Thorburn
FY2020 EIP Award	N/A	105,000	210,000	315,000	—	—	—	—	—	—	—
Stock Option Award	10/24/2019	—	—	—	—	—	—	—	35,740	23.33	476,057
RSU Award(6)	10/24/2019	—	—	—	—	—	—	8,340	—	—	194,572
RSU Award(7)	9/1/2020	—	—	—	—	—	—	7,790	—	—	558,699
Performance-Based Stock Option Award	9/1/2020	—	—	—	7,785	15,570	23,355	—	—	67.85	878,791
William Banyai, Ph.D.
FY2020 EIP Award	N/A	95,250	190,500	285,750	—	—	—	—	—	—	—
Stock Option Award	10/24/2019	—	—	—	—	—	—	—	39,710	23.33	528,937
RSU Award(6)	10/24/2019	—	—	—	—	—	—	9,270	—	—	216,269
RSU Award(7)	9/1/2020	—	—	—	—	—	—	7,790	—	—	558,699
Performance-Based Stock Option Award	9/1/2020	—	—	—	7,785	15,570	23,355	—	—	67.85	878,791
Patrick Finn, Ph.D.
FY2020 EIP Award	N/A	105,000	210,000	315,000	—	—	—	—	—	—	—
Stock Option Award	10/24/2019	—	—	—	—	—	—	—	39,710	23.33	528,937
RSU Award(6)	10/24/2019	—	—	—	—	—	—	9,270	—	—	216,269
RSU Award(7)	9/1/2020	—	—	—	—	—	—	7,790	—	—	558,699
Performance-Based Stock Option Award	9/1/2020	—	—	—	7,785	15,570	23,355	—	—	67.85	878,791
Patrick Weiss
FY2020 EIP Award	N/A	100,000	200,000	300,000	—	—	—	—	—	—	—
Stock Option Award	12/10/2019	—	—	—	—	—	—	—	39,710	23.33	568,647
RSU Award(6)	12/10/2019	—	—	—	—	—	—	9,270	—	—	231,935
RSU Award(7)	9/1/2020	—	—	—	—	—	—	7,790	—	—	558,699
Performance-Based Stock Option Award	9/1/2020	—	—	—	7,785	15,570	23,355	—	—	67.85	878,791

(1)

Each of our named executive officers is eligible for annual performance-based bonuses of up to a specific percentage of their salary, subject to approval by our board of directors or the Compensation Committee. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation— Fiscal Year 2020 Annual Incentive Awards”. Cash incentives earned for fiscal year 2020 performance are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)

Represents a performance-based stock option granted under the 2018 Equity Incentive Plan. Such performance-based stock option awards vest subject to the option vesting if the Company’s fiscal year 2022 revenues are at a threshold level and up to 150% of the shares subject to the option vesting if the Company’s fiscal year 2022 revenues exceed the highest performance threshold, with the exact vesting percentage determined by linear interpolation for performance within such range, subject to the named executive officer’s continuous service through each vesting date. For additional detail on the grant date fair value, see footnote 2 to the Summary Compensation Table above.

(3)

Represents stock option awards granted under the 2018 Equity Incentive Plan. Such stock option awards vest in installments, with 25% of the shares subject to the stock option award vesting and exercisable on the 1-year anniversary of October 24, 2019 and 1/48th of the shares subject to the stock option award vesting and becoming exercisable each monthly anniversary thereafter, subject to the named executive officer’s continuous service through each vesting date.

(4)	The exercise prices reflect the closing price of our stock on the grant date or as determined by the Company’s Board of Directors as of the grant date.

(5)

Amounts reflected in this column represent the grant date fair value of the RSU awards and stock option awards computed in accordance with FASB ASC 718. The valuation methodology and assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements included in this Form 10-K.

(6)

Represents RSU awards granted under the 2018 Equity Incentive Plan. Such RSU awards vest in installments, with 25% of the shares subject to the RSU awards vesting on October 24, 2020 and 1/16th of the shares subject to the RSU awards vesting quarterly thereafter, subject to the NEO’s continuous service through each vesting date.

(7)

Represents RSU awards granted under the 2018 Equity Incentive Plan. Such RSU awards vest in installments, with 1/16th of the shares subject to the RSU awards vesting on the quarterly anniversary of October 1, 2020, subject to the NEO’s continuous service through each vesting date.

Outstanding equity awards as of September 30, 2020

The following table provides information regarding the outstanding equity awards held by each of our named executive officers as of September 30, 2020:

			Option Awards(1)					Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (2) (#)	Number of Securities Underlying Unexercised Options Unexercisable (2) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price(3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Emily M. Leproust, Ph.D.	9/29/2015	(6)	100,999	—	—	5.95	9/28/2025	—	—
	9/29/2017	(7)	173,095	57,699	—	8.82	9/28/2027	—	—
	11/19/2018	(8)	102,173	164,366	—	26.66	11/18/2028	—	—
	11/19/2018	(9)	—	—	—	—	—	74,250	5,640,773
	10/24/2019	(10)	—	131,290	—	23.33	10/23/2029	—	—
	10/24/2019	(11)	—	—	—	—	—	30,630	2,326,961
	9/1/2020	(12)	—	—	64,950	67.85	8/31/2030	—	—
	9/1/2020	(13)	—	—	—	—	—	21,650	1,644,751
James M. Thorburn	6/7/2018	(14)	7,375	69,963	—	11.59	6/6/2028	—	—
	11/19/2018	(8)	4,296	56,119	—	26.66	11/18/2028	—	—
	11/19/2018	(9)	—	—	—	—	—	25,351	1,925,915
	10/24/2019	(10)	—	35,740	—	23.33	10/23/2029	—	—
	10/24/2019	(11)	—	—		—	—	8,340	633,590
	9/1/2020	(12)	—	—	23,355	67.85	8/31/2030	—	—
	9/1/2020	(13)	—	—	—	—	—	7,790	591,806
William Banyai, Ph.D.	9/29/2015	(6)	100,999	—	—	5.95	9/28/2025	—	—
	9/29/2017	(7)	114,382	38,127	—	8.82	9/28/2027	—	—
	11/19/2018	(8)	34,885	56,119	—	26.66	11/18/2028	—	—
	11/19/2018	(9)	—	—	—	—	—	25,351	1,925,915
	10/24/2019	(10)	—	39,710	—	23.33	10/23/2029	—	—
	10/24/2019	(11)	—	—	—	—	—	9,270	704,242
	9/1/2020	(12)	—	—	23,355	67.85	8/31/2030	—	—
	9/1/2020	(13)	—	—	—	—	—	7,790	591,806
Patrick Finn, Ph.D.	9/29/2017	(7)	9,742	15,107	—	8.82	9/28/2027	—	—
	11/19/2018	(8)	6,065	56,119	—	26.66	11/18/2028	—	—
	11/19/2018	(9)	—	—	—	—	—	25,351	1,925,915
	10/24/2019	(10)	—	39,710	—	23.33	10/23/2029	—	—
	10/24/2019	(11)	—	—	—	—	—	9,270	704,242
	9/1/2020	(12)	—	—	23,355	67.85	8/31/2030	—	—
	9/1/2020	(13)	—	—	—	—	—	7,790	591,806

			Option Awards(1)					Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (2) (#)	Number of Securities Underlying Unexercised Options Unexercisable (2) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price(3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Patrick Weiss	9/29/2015	(6)	790	—	—	5.95	9/28/2025	—	—
	9/29/2017	(7)	22,619	25,250	—	8.82	9/28/2027	—	—
	11/19/2018	(8)	21,715	73,037	—	26.66	11/18/2028	—	—
	11/19/2018	(9)	—	—	—	—	—	32,994	2,506,554
	12/10/2019	(10)	—	39,710	—	25.02	12/9/2029	—	—
	12/10/2019	(11)	—	—	—	—	—	9,270	704,242
	9/1/2020	(12)	—	—	23,355	67.85	8/31/2030	—	—
	9/1/2020	(13)	—	—	—	—	—	7,790	591,806

(1)	Prior to our IPO, all awards were granted under our 2013 Plan. Following our IPO, all awards were granted under our 2018 Plan.
(2)

The stock options granted to our named executive officers under the 2013 Plan are early exercisable but those granted under the 2018 Plan are not early exercisable. Because all stock options granted to our named executive officers under the 2013 Plan are early exercisable, and early exercised shares are subject to a repurchase right in favor of the Company which lapses as the option vests, this column reflects the number of options (under either the 2013 Plan or the 2018 Plan) held by our named executive officers that were exercisable and vested as of September 30, 2020.

(3)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.
(4)	The units in this column represent restricted stock units granted pursuant to a restricted stock unit award agreement that remained unvested as of September 30, 2020.
(5)

Each restricted stock unit represents the right to receive a share of our common stock. The market value of our common stock is based on the per share price of $75.97, which was the closing stock price of the Company’s common stock on September 30, 2020.

(6)

The option grant was subject to a 4-year vesting schedule, requiring continuous service through each applicable vesting date. One-quarter of the shares vested on September 1, 2016 and 1/48th of the shares vested on each month thereafter.

(7)

The option grant is subject to a 4-year vesting schedule, with 10% of the shares vesting on September 29, 2017, 15% of the shares vesting on September 28, 2018 and 1/48th of the shares vesting monthly thereafter, subject to continuous service through each applicable vesting date.

(8)

The option grant is subject a 5-year vesting schedule, with 20% of the shares vesting on October 31, 2019 and 1/60th of the shares vesting monthly thereafter, subject to continuous service through each applicable vesting date.

(9)

The restricted stock unit grant is subject a 5-year vesting schedule, with 20% of the units vesting on November 20, 2019 and 1/20th of the units vesting quarterly thereafter, subject to continuous service through each applicable vesting date.

(10)

The option grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on October 24, 2020 and 1/48th of the shares vesting monthly thereafter, subject to continuous service through each applicable vesting date.

(11)

The restricted stock unit grant is subject to a 4-year vesting schedule, with 25% of the units vesting on October 24, 2020 and 1/48th of the units vesting monthly thereafter, subject to continuous service through each applicable vesting date.

(12)

The number of underlying unexercised options unexercisable listed in this column reflects the maximum outcome of the performance conditions as of the grant date for the performance-based stock options. The performance-based stock options granted vest subject to the option vesting if the Company’s fiscal year 2022 revenue are at least a threshold level and up to 150% of the shares subject to the option vesting if the Company’s fiscal year 2022 revenues exceed the highest performance threshold, with the exact vesting percentage determined by linear interpolation for performance within such range, subject to the named executive officer’s continuous service through the vesting date.

(13)

The restricted stock unit grant is subject to a 4-year vesting schedule, with 1/16th of the shares subject to the RSU awards vesting on the quarterly anniversary of October 1, 2020, subject to the named executive officer’s continuous service through each vesting date.

(14)

The option grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on April 23, 2019 and 1/48th of the shares vesting monthly thereafter, subject to continuous service through each applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSU awards and restricted stock awards during the fiscal year ended September 30, 2020 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)

Emily M. Leproust, Ph.D.	—	—	39,979	1,322,542
James M. Thorburn	120,000	5,759,624	13,650	451,562
William Banyai, Ph.D.	—	—	13,650	451,562
Patrick Finn, Ph.D.	169,425	3,717,314	13,650	451,562
Patrick Weiss	82,340	1,243,919	17,766	587,725

(1)

The value realized upon vesting of stock options is calculated by multiplying the number of shares underlying the stock options vested by difference between (a) the closing price of our common stock on the vesting date and (b) the exercise price of the stock option the and does not necessarily reflect actual proceeds received. If such amount is a negative number, the value realized is presumed to be zero.

(2)

The value realized upon vesting of RSU awards is calculated by multiplying the number of RSU awards vested by the closing price of our common stock on the vesting date and does not necessarily reflect actual proceeds received.

Equity Compensation Plan Information

The following table presents information as of September 30, 2020 with respect to compensation plans under which shares of our common stock may be issued.

Plan	Shares issuable upon exercise of outstanding plan options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Shares remaining available for future issuance under plan (excluding those reflected in column (a)) (#) (c)
Equity compensation plan approved by security holders(1)	3,913,346	24.35	1,212,735	(2)
Equity compensation plan not approved by security holders	-	-	-
Total	3,913,346	24.35	1,212,735

(1)	Includes our 2013 Stock Plan, 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan.
(2)

Includes 179,372 shares that remain available for purchase under the 2018 Employee Stock Purchase Plan and 1,033,363 shares of common stock that remain available for grant under the 2018 Equity Incentive Plan. There are no shares of common stock available for issuance under our 2013 Plan, but the plan continues to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2013 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance under our 2018 Equity Incentive Plan. In addition, the 2018 Plan provides for an automatic increase in the number of shares reserved for issuance thereunder on the first day of each fiscal year beginning with the 2020 fiscal year for the remaining term of the plan equal to the least of (a) 4.0% of the number of issued and outstanding shares of common stock outstanding at that time, (b) 999,900 shares, or (c) a lesser amount as approved by the board each year. Also, the 2018 Employee Stock Purchase Plan provides for an automatic annual increase in the number of shares reserved for issuance thereunder on the first day of each fiscal year for the remaining term of the plan equal to the least of (a) 1.0% of the number of issued and outstanding shares of common stock outstanding, (b) 249,470 shares, or (c) a lesser amount as approved by the Board each year.

Employment Agreements

In connection with our IPO, we entered into an amended and restated employment agreement with each of the named executive officers, effective as of the effective time of the registration statement. These agreements provide for at-will employment and establish the named executive officer’s base salary, eligibility to participate in an incentive bonus plan and standard employee benefits.

These amended and restated employment agreements also, for the three years following their effective date, provide for certain severance payments and benefits in connection with each named executive officer’s termination of employment under various circumstances, including in connection with a change in control of the Company. The material terms and conditions of these provisions are summarized below in “—Potential Payments upon Termination or Change in Control.” Following the date that is three years from the effective date of the amended and restated employment agreements, our board of directors or compensation committee, each in its sole discretion, will determine whether to offer the named executive officers severance pay and benefits according to terms and conditions to be determined at such time, which will be the same generally available to similarly situated employees of the Company.

Potential Payments upon Termination or Change in Control

Involuntary Termination of Employment not in Connection with Change in Control

In the event that we terminate a named executive officer’s employment for any reason other than “cause”, death, or “disability”, or if the named executive officer resigns for “good reason”, in each case, other than in connection with or during the 12-month period following, a “change in control”, such named executive officer will be eligible to receive the following severance benefits, subject to, among other things, executing a general release of claims in favor of the Company and complying with the terms of his or her confidentiality agreement:

•

a cash payment equal to 12 months of her then-current base salary in the case of Dr. Leproust and six months of their then-current base salary in the case of Messrs. Thorburn and Weiss and Drs. Finn and Banyai, payable in installments over such period according to our regular payroll schedule;

•	a pro-rata incentive bonus for the year of termination (days worked relative to 365 days) based on actual performance and paid when bonuses are normally paid; and

•	COBRA premiums for a period of 12 months in the case of Dr. Leproust and six months in the case of Messrs. Thorburn and Weiss and Drs. Finn and Banyai.

Involuntary termination of employment in connection with change in control

In the event that we terminate a named executive officer’s employment for any reason other than “cause”, death, or “disability”, or if the named executive officer resigns for “good reason”, in each case, in connection with or during the 12-month period following a “change in control”, such named executive officer will be eligible to receive the following severance benefits, subject to, among other things, executing a general release of claims in favor of the Company and complying with the terms of his or her confidentiality agreement:

•

a cash payment equal to 24 months of her then-current base salary in the case of Dr. Leproust and 12 months of their then-current base salary in the case of Messrs. Thorburn and Weiss and Drs. Finn and Banyai, payable in installments over such period according to our regular payroll schedule;

•

a cash payment equal to two times her average bonus for the two years prior to the termination in the case of Dr. Leproust and one time their average bonus for the two years prior to their termination in the case of Messrs. Thorburn and Weiss and Drs. Finn and Banyai, which will be paid pro-rata in equal installments with the cash severance;

•	COBRA premiums for a period of 24 months in the case of Dr. Leproust and 12 months in the case of Messrs. Thorburn and Weiss and Drs. Finn and Banyai; and

•	100% immediate vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards.

Each named executive officer’s employment agreement contains a “better after-tax” provision, which provides that if any of the payments to an executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the named executive officer receiving the greater amount after taking into consideration the excise tax under Section 4999 of the Code and any interest or penalties associated with such excise tax.

As defined in each named executive officer’s employment agreement, “change in control” shall mean: (i) the consummation of a merger or consolidation of the Company or any other corporate reorganization or business combination transaction of the Company with or into another corporation, entity or person; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this definition, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

As defined in each named executive officer’s employment agreement, “cause” means the named executive officer’s (i) material breach of the employment agreement, confidentiality agreement, or any other written agreement with the Company, which breach to the extent deemed curable by the board of directors is not cured within 10 business days after written notice thereof from the Company; (ii) material failure to comply with the Company’s written policies or rules, which breach to the extent deemed curable by the board of directors is not cured within 10 business days after written notice thereof from the Company; (iii) repeated failure to follow reasonable and lawful instructions from the board of directors, which failure is not cured within 10 business days after written notice thereof from the Company; (iv) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state if such felony is work-related, impairs his or her ability to perform services for the Company in accordance with the employment agreement, or results in a loss to the Company or damage to the reputation of the Company; (v) misappropriation of funds or property of the Company; (vi) gross neglect of his or her duties; (vii) act or omission that results directly or indirectly in material financial accounting improprieties for the Company; (viii) failure to cooperate with a government investigation; or (ix) gross or willful misconduct resulting in a loss to the Company or damage to the reputation of the Company.

As defined in each named executive officer’s employment agreement, “good reason” means a resignation by the named executive officer within 90 days after one of the following conditions has come into existence without his or her written consent: (i) a material diminution in executive’s authority, duties or responsibilities; (ii) a material reduction of executive’s annual base salary; provided, however, that prior to a change in control, it shall not be “good reason” if there is a corresponding reduction in the base salaries of all other executive officers of the Company; or (iii) a material change in the geographic location at which the executive must perform services (a change in location of executive’s office will be considered material only if it increases the executive’s current one-way commute by more than fifty miles). A condition shall not be considered “good reason” unless executive gives the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving executive’s written notice.

As defined in each named executive officer’s employment agreement, “disability” means that the named executive officer is unable to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 9, 2020 by:

(1)	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

(2)	each of our named executive officers;

(3)	each of our directors or director nominees; and

(4)	all executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. To our knowledge, no person or entity except as set forth below, is the beneficial owner of more than 5% of the voting power of our common stock as of the close of business on December 9, 2020.

Under SEC rules, the calculation of the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person includes both outstanding shares of our common stock then owned as well as any shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 9, 2020 and shares issuable upon the settlement of RSU awards held by that person that will vest within 60 days of December 9, 2020. Shares subject to those options and RSU awards for a particular person are not included as outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 48,411,200 shares of our common stock outstanding as of December 9, 2020. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twist Bioscience Corporation, 681 Gateway Boulevard, South San Francisco, California 94080.

		Shares beneficially owned
Name of beneficial owner	Common stock	Options exercisable within 60 days	RSU Awards vesting within 60 days	Aggregate number of shares beneficially owned	%
5% or more stockholders:
ARK Investment Management LLC(1)	4,492,742	-	-		9.3
JPMorgan Chase & Co.(2)	2,572,831	-	-		5.3

Named executive officers and directors:
Emily M. Leproust(3)	407,495	492,764	-	903,526	1.8
James M. Thorburn(4)	12,271	129,459	-	142,738	*
William Banyai(5)	458,295	306,869	-	766,230	1.6
Patrick Finn(6)	6,277	69,295	-	76,638	*
Patrick Weiss(7)	9,151	77,069		87,286
Nicolas Barthelemy	-	10,506	1,412	11,918	*
Nelson C. Chan	2,567	13,168	1,412	17,147	*
Robert Chess	69,822	46,759	1,412	117,993	*
Keith Crandell(8)	1,097,630	11,238	1,412	1,110,280	2.3
Jan Johannessen	-	39,441	1,412	40,853	*
Xiaoying Mai	-	-	-	-	*
Robert Ragusa	-	11,238	1,412	12,650	*
All directors and executive officers as a group (14 persons)	2,099,729	1,350,822	17,542	3,468,094	7.0

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)

As publicly disclosed by ARK Investment Management LLC (“ARK Investment Management”). Consists of (i) 2,206,445 shares held by ARK Innovation ETF (“ARK Innovation”) and (ii) 2,286,297 shares held by ARK Genomic Revolution ETF (“ARK Genomic Revolution”). As the investment adviser to each of ARK Innovation and ARK Genomic Revolution, ARK Investment Management may be deemed to hold voting and dispositive power over the shares held by ARK Innovation and ARK Genomic Revolution. The address of ARK Investment Management is 3 East 28th Street, 7th Floor, New York, NY 10016.

(2)	Based on a Schedule 13G filed by JPMorgan Chase & Co. (“JPMorgan”) on January 29, 2020. The address for JPMorgan is 383 Madison Avenue, New York, NY 10179.
(3)

Consists of (i) 407,495 shares of common stock and (ii) 729,622 shares issuable upon the exercise of early-exercisable stock options, 492,764 of which would be vested and exercisable within 60 days after December 9, 2020.

(4)

Consists of (i) 12,271 shares of common stock and (ii) 173,493 shares issuable upon the exercise of early-exercisable stock options, 129,459 of which would be vested and exercisable within 60 days after December 9, 2020.

(5)

Consists of (i) 458,295 shares of common stock and (ii) 384,222 shares issuable upon the exercise of early-exercisable stock options, 306,869 of which would be vested and exercisable within 60 days after December 9, 2020.

(6)

Consists of (i) 6,277 shares of common stock and (ii) 100,898 shares issuable upon the exercise of early-exercisable stock options, 69,295 of which would be vested and exercisable within 60 days after December 9, 2020.

(7)

Consists of (i) 9,151 shares of common stock and (ii) 168,921 shares issuable upon the exercise of early-exercisable stock options, 77,069 of which would be vested and exercisable within 60 days after December 9, 2020.

(8)

Based on a Form 4 filed by Keith Crandell on December 9, 2020. Amount under “Common Stock” consists of (i) 726,834 shares held of record by ARCH Venture Fund VII, L.P. (“ARCH VII”), (ii) 288,104 shares held of record by ARCH Venture Fund VIII Overage, L.P. (“ARCH VIII Overage”) and (iii) 82,692 shares held by Keith L. Crandell Trust. ARCH Venture Partners VII, L.P. (“GPLP”), is the sole general partner of ARCH VII and ARCH Venture Partners VII, LLC (“GPLLC”), is the sole general partner of the GPLP. ARCH Venture Partners VIII, LLC (“ARCH VIII Partners) is the sole general partner of ARCH VIII Overage. Keith Crandell, Clinton Bybee and Robert Nelsen are the managing directors of the GPLLC and ARCH VIII Partners, and therefore, may be deemed to share voting and dispositive power over the shares held of record by ARCH VII and ARCH VIII Overage. The address for each of the entities identified in this footnote is 8755 West Higgins Road, Suite 1025, Chicago, IL 60631.

PROPOSAL 2 - NON-BINDING, ADVISORY VOTE TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our board of directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Exchange Act, our board of directors is providing the stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

As more fully described in the section of this proxy statement entitled “Executive Compensation”, including “Compensation Discussion and Analysis” and related compensation tables, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value. Highlights from fiscal year 2020 compared with fiscal year 2019 included:

•	Our revenue grew 66% to $90.1 million from $54.4 million in fiscal 2019, primarily due to order growth in NGS tools, DNA Libraries and Synthetic Genes;
•	Number of customers increased to approximately 2,200 in fiscal 2020 from approximately 1,300 in fiscal 2019;
•	Our gross margin increased to 31.8% in fiscal 2020 from 13% in fiscal 2019; and
•	Announced litigation settlement agreement with Agilent in February 2020.

The following proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in its proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we recommend that you read the Executive Compensation section of this proxy statement for additional details on our executive compensation programs and philosophy.

This vote is advisory, and therefore not binding on us, the board of directors or the compensation committee. However, our board of directors and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Vote Required

Approval on a non-binding, advisory basis of the compensation of our named executive officers requires an affirmative vote of a majority of the votes cast affirmatively or negatively. If you ABSTAIN from voting on proposal 2, the abstention will have no effect on the outcome of the non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a “say-on-frequency” proposal, to stockholders at least once every six years to determine whether non-binding, advisory votes to approve the compensation of our named executive officers, like Proposal 2, should be held every one, two or three years. Under this proposal, you may vote on whether you prefer to have a “say on pay” vote every year, every two years or every three years in accordance with the following resolution:

“RESOLVED, that the option of 1 year, 2 years, or 3 years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Twist Bioscience Corporation is to hold a stockholder vote to approve on a non-binding, advisory basis the compensation of the Company’s named executive officers, as disclosed in its proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

After careful consideration, our board of directors has determined that an annual advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

This vote is advisory, and therefore not binding on us, the board of directors or the compensation committee. However, our board of directors and the compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future non-binding, advisory votes to approve the compensation of our named executive officers.

Vote Required

The frequency of future non-binding, advisory votes to approve the compensation of our named executive officers that receives the highest number of votes of the shares of our common stock present virtually or by proxy at the Annual Meeting shall be approved. Abstentions will have no effect on the non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “1 YEAR” ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2015. We are soliciting stockholder ratification of the appointment of PricewaterhouseCoopers LLP, although stockholder ratification is not required by law. If the appointment of PricewaterhouseCoopers LLP is not ratified at the Annual Meeting, the audit committee will consider whether to appoint a different independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Current Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for professional services rendered by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, in connection with the audits of our annual financial statements for the fiscal years ended September 30, 2020 and 2019 and for other services rendered by PricewaterhouseCoopers LLP during those periods. All fees described below were approved by the audit committee.

	Fiscal 2020	Fiscal 2019

Audit Fees(1)	$2,488,500	$2,118,500

Audit-Related Fees	-	-

Tax Fees(2)	28,000	15,000

All Other Fees(3)	4,500	2,700

Total Fees	$2,521,000	$2,136,200

(1)

Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our public follow on offerings, including comfort letters, consents and review of documents filed with the SEC.

(2)	Tax Fees consist of fees for an Internal Revenue Code Section 382 study.
(3)

All Other Fees consist of aggregate fees billed for products and services provided by our independent registered public accounting firm other than those disclosed above. These services specifically relate to subscription fees paid for access to online accounting research software.

Pre-Approval Policy

Under our audit committee’s policy governing our use of the services of our independent registered public accountants, the audit committee is required to pre-approve all audit and permitted non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In the fiscal years ended September 30, 2020 and 2019, all fees identified above under the captions “Audit Fees” and “Audit-Related Fees” that were billed by PricewaterhouseCoopers LLP were approved by the audit committee in accordance with SEC requirements.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021 requires an affirmative vote of a majority of the votes cast affirmatively or negatively. If you ABSTAIN from voting on Proposal 4, the abstention will have no effect on the outcome of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on our website at www.twistbioscience.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 7, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We will make available, on or about January 7, 2021, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 on the “Investors” page of our website at www.twistbioscience.com.

We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 as filed with the SEC. Requests for such copies should be addressed to our Chief Legal Officer, Mark Daniels, at the address below:

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, California 94080

Attention: Mark Daniels

Telephone: (800) 719-0671

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

TWIST BIOSCIENCE CORPORATION 681 GATEWAY BOULEVARD SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TWST2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 2, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D28702-P47670 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TWIST BIOSCIENCE CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Class III Directors Nominees: 01) Emily M. Leproust, Ph.D. 02) William Banyai, Ph.D. 03) Robert Chess For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2. To adopt, on an advisory basis, a resolution approving the compensation of the Companys Named Executive Officers, as described in the Proxy Statement under "Executive Compensation." The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To select, on an advisory basis, the frequency of the advisory stockholder vote on the compensation of the Companys Named Executive Officers. The Board of Directors recommends you vote FOR the following proposal: 4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 3 Years 2 Years 1 Year Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Shareholder Letter, Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. The 2021 Annual Meeting of Stockholders of Twist Bioscience Corporation will be held on February 3, 2021 at 8:00 a.m. Pacific Standard Time, virtually via live audiocast at www.virtualshareholdermeeting.com/TWST2021. To access the virtual meeting, you must have the information that is printed in the box marked by the arrow on the reverse side of this form. D28703-P47670 TWIST BIOSCIENCE CORPORATION Annual Meeting of Stockholders February 3, 2021 8:00 AM Pacific Standard Time This proxy is solicited on behalf of the Board of Directors of Twist Bioscience Corporation The undersigned hereby appoints Emily M. Leproust, Ph.D. and Mark Daniels, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Common Stock of Twist Bioscience Corporation which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Twist Bioscience Corporation to be held at 8:00 AM PST on February 3, 2021 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 4, 1 YEAR FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side